Exhibit 2.1
ASSET PURCHASE AGREEMENT
by and among
Barry Holding Co.
(as Buyer)
and
baggallini, Inc.
(as Seller)
and
Dixie B. Powers
(Individually and in her capacity as
Trustee of the Dixie Balch Powers Revocable Living Trust)
and
Elizabeth Ann Simmons
Dated March 15, 2011

i

EXHIBITS

No.	Description

A	Accounts Receivable

B	Assumed Contracts

C	Methodology for Preparation of Closing Date Balance Sheet

D	Customer Orders

E	Excluded Assets

F	Purchase Orders

2.8(a)(i)	Bill of Sale

2.8(a)(ii)	Assignment and Assumption Agreement

2.8(a)(ix)	Escrow Agreement

2.8(a)(xiii)	Lease Agreement

2.8(c)	Consulting Agreement

2.8(e)	Intellectual Property Assignment

7.3	Material Consents

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT, entered into on March 15, 2011, by and among Barry Holding Co., an Ohio corporation (“Buyer”), baggallini, Inc. an Oregon corporation, (“Seller”), Dixie B. Powers, a resident of the State of Washington (“Ms. Powers”), both individually and in her capacity as Trustee of the Dixie Balch Powers Revocable Living Trust (the “Trust”) , and Elizabeth Ann Simmons, a resident of the State of Texas, (“Ms. Simmons”);
WITNESSETH THAT:
WHEREAS, Seller is engaged in the business of designing, sourcing, marketing and selling, both inside and outside the United States, handbags, tote bags, and travel accessories (such business, along with any and all other business operations and planned business operations of Seller, the “Business”); and
WHEREAS, Ms. Powers, in her capacity as Trustee of the Trust, and Ms. Simmons collectively own 100% of the voting capital stock of Seller;
WHEREAS, Ms. Powers and Ms. Simmons are the founders and senior executive officers of Seller and have been actively involved in the development, marketing and sale of Seller’s products;
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets used or held for use in the operation of the Business, all on the terms and subject to the conditions set forth herein;
WHEREAS, the beneficiaries of the Trust, including Ms. Powers and/or her family members, will benefit from the transactions contemplated by this Agreement; and
WHEREAS, in order to induce Buyer to enter into this Agreement, Ms. Powers has agreed to join as a party to this Agreement in her individual capacity;
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
ARTICLE 1
Definitions; Construction
1.1 Definitions. All capitalized terms used in this Agreement shall have the meanings given to such terms in this Section 1.1 below:
“Accounts Receivable” means customer trade accounts receivable set forth on Exhibit A, as the same may be updated pursuant to Section 2.6(a), that were incurred in Seller’s Ordinary Course of Business.

“Acquired Assets” means all of the assets of Seller, wherever located, used or held for use by Seller in or for the operation of the Business, other than the Excluded Assets. Without limiting the generality of the foregoing, the Acquired Assets include:
(i) all tangible personal property of Seller used or held for use in or for the operation of the Business (such as tools, dies, equipment, packaging materials, displays, advertising materials, raw materials, supplies, fixtures, leasehold improvements and furniture);
(ii) all Accounts Receivable of Seller as of the Closing Date;
(iii) all Intellectual Property Assets, the goodwill associated therewith, all licenses and sublicenses granted and obtained with respect thereto, all rights thereunder, all remedies against infringement thereof, and all rights to protection of interests therein under the Laws of all jurisdictions;
(iv) all of the Software;
(v) all of Seller’s right, title and interest in, to and under the Assumed Contracts;
(vi) all claims, customer deposits and other deposits, prepayments, refunds, causes of action, chooses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the recovery of insurance proceeds) of Seller;
(vii) all franchises, approvals, permits, licenses, Orders, registrations, certificates, variances and similar rights of Seller obtained from Governmental Authorities, including, the Permits listed in Schedule 3.12;
(viii) all books, records, ledgers, files, documents, correspondence, lists (including customer lists), drawings and specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written materials of Seller relating to the Business; provided, that Seller will keep originals and provide to Buyer copies of Seller’s organizational documents and tax records;
(ix) all Inventory;
(x) all of Seller’s rights under the Purchase Orders; and
(xi) all of the intangible rights and property of Seller, including its going concern value, goodwill, telephone (except the cell phone numbers of Ms. Powers and Ms. Simmons) and telecopy numbers and listings and electronic mail addresses.

“Active Employee” means any employee employed on the Closing Date by Seller, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave.
“Actions” has the meaning given to such term in Section 10.5(g)(i).
“Adjustment Amount” means an amount (which may be a positive or negative number) equal to the amount determined by subtracting (i) the Estimated Closing Date Working Capital Amount from (ii) the Closing Date Working Capital Amount.
“Adjustment Amount Calculation” means a written statement and detailed computation of the Adjustment Amount prepared by Buyer.
“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with, such Person. For purposes of making such determination, a Person will be deemed to have control of another Person if such Person possesses the power, directly or indirectly, to influence the actions, behavior, management or policies of such other Person, whether as an officer, director, shareholder, member, manager, partner or employee of such other Person, through voting control, agreement or otherwise.
“Agreement” means this Asset Purchase Agreement, executed by and among Buyer, Seller, Ms. Powers and Ms. Simmons on the date first set forth above.
“Allocation” has the meaning given to such term in Section 2.5.
“Ancillary Documents” means all certificates, documents, instruments, contracts and agreements, other than this Agreement, executed or delivered by any Person in connection with the consummation of transactions contemplated hereby including, without limitation, the Bill of Sale, the Assignment and Assumption Agreement and the Escrow Agreement.
“Assignment and Assumption Agreement” has the meaning given to such term in Section 2.8(a)(ii).
“Assumed Contracts” means the Contracts listed on Exhibit B.
“Assumed Liabilities” means (i) the liabilities and obligations of Seller with respect to the Assumed Contracts, other than for any act or action occurring prior to the Closing that resulted or results in a breach or default, (ii) the liabilities and obligations of Seller with respect to the Customer Orders, (iii) the Current Liabilities and (iv) the liabilities and obligations of Seller with respect to the Purchase Orders.
“Balance Sheet” has the meaning given to such term in Section 3.5 (a)(i).

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement or to dispose of or make any material change to its business, expend any material funds or incur any other material burden.
“Bill of Sale” has the meaning given to such term in Section 2.8(a)(i).
“Bulk Sales Law” means the bulk sales provisions of the Uniform Commercial Code, any state Laws regarding bulk sales or bulk transfers or any similar Law.
“Business” has the meaning given to such term in the first recital of this Agreement.
“Business Day” means any day other than Saturday, Sunday or a Federal holiday.
“Buyer” has the meaning given to such term in the introductory paragraph of this Agreement.
“Buyer Adjustment Amount” means the amount of the Adjustment Amount if the Adjustment Amount is a negative number.
“Buyer Indemnified Persons” has the meaning given to such term in Section 11.1.
“Cap Amount” has the meaning given to such term in Section 11.4(a).
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601-9657.
“Closing” means the consummation of the transactions contemplated by this Agreement.
“Closing Date” means 5:00 p.m., Columbus, Ohio time on the date on which the Closing actually takes place.
“Closing Date Balance Sheet” means a balance sheet of the Business prepared as of the close of business on the Closing Date in accordance with GAAP, but without giving effect to the consummation of the transactions contemplated hereby, and in a manner consistent with the form attached hereto as Exhibit C and the assumptions and methodologies contained therein; provided that, in the event of any inconsistency between GAAP and the methodology by which the balance sheet attached hereto as Exhibit C was prepared, the methodology in Exhibit C shall control and be used in the preparation of the Closing Date Balance Sheet.

“Closing Date Working Capital Amount” means an amount determined as of the close of business on the Closing Date, but without giving effect to the consummation of the transactions contemplated hereby, equal to the result obtained by subtracting (i) the Current Liabilities from (ii) the Current Assets.
“COBRA” has the meaning given to such term in Section 3.10(g).
“Code” means the Internal Revenue Code of 1986, as amended.
“Competing Business” means any business that is competitive with the Business on the Closing Date or the business of the Buyer after the Closing Date, including any business that involves the design, production or wholesale distribution of handbags, tote bags or travel accessories. For purposes of this Agreement, a business which has a written license agreement with the Buyer or an affiliate of Buyer to use the name “baggallini” shall not be a competing business.
“Confidential Information” means:
(i) all information of Seller, the Shareholders or Ms. Powers relating to Seller or the Business that is a trade secret under applicable trade secret or other Law;
(ii) all information of Seller, either of the Shareholders or Ms. Powers relating to the Business, concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and database technologies, systems, structures and architectures; and
(iii) all information concerning the business and affairs of Seller or the Business (including historical and current financial statements, financial projections and budgets, Tax returns and accountants’ materials, historical, current and projected sales, financial forecasts, pricing, cost of goods, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented) and whether in written, electronic or other form.
“Consent” means any approval, consent, ratification, waiver or other authorization by any Person including any Governmental Authority.
“Confidentiality Agreement” means the letter agreement between R. G. Barry Corporation and Seller dated May 24, 2010.

“Contracts” has the meaning given to such term in Section 3.14(a).
“Copyrights” means all registered, unregistered or unregistrable works of authorship and copyrights (including, but not limited to drawings and designs) in both published works and unpublished works of Seller relating to the Business (whether United States or foreign).
“Current Assets” means (i) Seller’s Accounts Receivable (net of the Receivables Reserve), (ii) Seller’s Finished Goods Inventory (net of reserves) and (iii) prepaid expenses to the extent (and only to the extent) reflected on the Closing Date Balance Sheet as finally agreed to or determined in accordance with Section 2.4 below. Current Assets do not include Seller’s cash, cash equivalents, investment accounts, any Tax assets or any Excluded Assets.
“Current Liabilities” means the liabilities and obligations of Seller for current liabilities, including Trade Payables, to the extent (and only to the extent) reflected on the Closing Date Balance Sheet as finally agreed to or determined in accordance with Section 2.4 below. Current Liabilities do not include any Excluded Liabilities.
“Customer Claims” means any and all demands for replacement, refunds, returns or allowances pertaining to products sold or distributed by Seller on or prior to the Closing Date (other than claims by Buyer against Seller regarding products sold by Seller to Buyer pursuant to this Agreement).
“Customer Orders” means all outstanding, unfilled, nondelinquent orders of customers to purchase products of the Business as of the Closing Date, which are listed on Exhibit D, as the same may be updated pursuant to Section 2.6(b).
“Damages” has the meaning given to such term in Section 11.1.
“Defined Benefit Plan” means an Employee Pension Benefit Plan of Seller which is subject to the minimum funding requirements of Title IV of ERISA or the Code.
“Dispute Notice” has the meaning given to such term in Section 2.4(b).
“Dispute Period” has the meaning given to such term in Section 2.4(b).
“EGTRRA” means amendments to an Employee Pension Benefit Plan required by the Economic Growth and Tax Relief Reconciliation Act of 2001, and all other amendments required prior to the end of the initial remedial amendment period cycle set forth in Rev. Proc. 2005-66, as superseded by Rev. Proc. 2007-44.
“Employee Benefit Plan” has the meaning given to such term in Section 3(3) of ERISA.
“Employee Pension Benefit Plan” has the meaning given to such term in Section 3(2) of ERISA.

“Employee Plans” has the meaning given to such term in Section 3.10(a).
“Employee Welfare Benefit Plan” has the meaning given to such term in Section 3(1) of ERISA.
“Environment” means all soil, land, surface or subsurface strata, surface waters (including navigable waters and ocean waters), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
“Environmental, Health and Safety Liabilities” means any cost, damage, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:
(i) any environmental, health or safety matter or condition (including on-site contamination, occupational safety and health and regulation of any chemical substance or product);
(ii) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damage, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;
(iii) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law; or
(iv) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.
The terms “removal,” “remedial” and “response action” include the types of activities covered by CERCLA.
“Environmental Law” means any Law that regulates or relates to:
(i) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as construction, that could impact the Environment;
(ii) preventing or reducing to acceptable levels the Release of Hazardous Material into the Environment;

(iii) reducing the concentrations or volume, or preventing the Release or minimizing the hazardous characteristics, of wastes that are generated, emitted or disposed of, and ensuring that wastes, including Hazardous Material, are disposed of properly;
(iv) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;
(v) protecting resources, species or ecological amenities;
(vi) reducing to acceptable levels the risks inherent in the transportation of Hazardous Material or other potentially harmful substances;
(vii) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention;
(viii) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or
(ix) Permits for the treatment, storage, disposal, emission or discharge of Hazardous Material, including Permits required for the construction or operation of equipment or processes that have the potential to emit or generate Hazardous Material.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means (i) any Person included with Seller in a controlled group within the meaning of Section 414(b) of the Code, (ii) any trade or business (whether or not incorporated) which is under common control with Seller within the meaning of Section 414(c) of the Code, (iii) any member of any affiliated service group of which Seller is a member within the meaning of Section 414(m) of the Code, or (iv) any other Person treated as an affiliate of Seller under Section 414(o) of the Code.
“Escrow Agent” means the escrow agent designated in the Escrow Agreement.
“Escrow Agreement” has the meaning given to such term in Section 2.8(a)(ix).
“Escrow Fund” means the fund organized by the Escrow Agent in accordance with the terms of the Escrow Agreement.
“Estimated Closing Date Working Capital Amount” means $4,600,000.

“Excess Benefit Plan” has the meaning given to such term in Section 3(36) of ERISA.
“Excluded Assets” means (i) Seller’s cash and cash equivalents, (ii) Seller’s corporate record book and corporate seal, (iii) Seller’s rights under this Agreement (or under any Ancillary Documents executed or delivered by Seller), (iii) accounts receivable that are listed on Exhibit A, as the same may be updated pursuant to Section 2.6(a), and (iv) any asset listed on Exhibit E hereto.
“Excluded Liability” means any liability or obligation of Seller, direct or indirect, known or unknown, absolute or contingent, not expressly defined in this Agreement as an Assumed Liability. Without limiting the generality of the foregoing, an “Excluded Liability” includes any liability or obligation of Seller:
(i) except as otherwise provided for by Section 10.5(d), any Taxes or other obligation and expense of any kind or nature relating to Taxes, including without limitation, any liabilities, obligations and expenses pursuant to any tax sharing agreement, tax indemnification or similar arrangement (and all penalties, interest and additions with respect thereto) (A) payable with respect to any of the Seller, either of the Shareholders, Ms. Powers, the Business, the Acquired Assets or any other assets or properties of the Seller, or (B) incident to or arising as a consequence of the negotiation or consummation of this Agreement and the transactions contemplated hereby by Seller, the Shareholders and Ms. Powers;
(ii) for costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby including any claims for brokerage or finder’s fees or commissions or similar payments in connection with the transactions contemplated hereby, including any fees owing to D.A. Davidson & Co.;
(iii) resulting from, arising out of, relating to, in the nature of, or caused by any (A) breach of contract, (B) tort, (C) infringement or violation of Law or of any Order, or (D) environmental matter, including, those arising under Environmental, Health and Safety Liabilities;
(iv) which relates to any Excluded Asset or to the operation of the Business prior to the Closing, unless an Assumed Liability, including all trade accounts payable of Seller other than the Trade Payables;
(v) for unpaid remuneration and/or compensation due to Seller’s employees through the close of business on the Closing Date, such as accrued but unpaid salary, wages, bonuses, commissions, and vacation pay;
(vi) under any employment, severance, retention, bonus or termination agreement with any employee of Seller or under any Employee Welfare Benefit Plan;

(vii) arising out of or relating to any employee grievance, the facts or circumstances of which occurred prior to the Closing, whether or not the affected employees are hired by Buyer at or after the Closing;
(viii) arising out of any Litigation or workers’ compensation claim pending or settled as of the Closing (and any Litigation relating in any way to any workers’ compensation claim, the facts and circumstances of which occurred prior to the Closing);
(ix) arising out of any Litigation or workers’ compensation claim commenced after the Closing Date relating to any occurrence or event happening prior to or on the Closing Date;
(x) under this Agreement (or under any Ancillary Document);
(xi) any amount owing to either of the Shareholders, Ms. Powers or any of their respective family members or beneficiaries;
(xii) all long-term liabilities and Indebtedness;
(xiii) under or arising from any contract or agreement other than the Assumed Contracts;
(xiv) arising under or related to any Product Liability Claim;
(xv) arising under or related to any Customer Claim; and
(xvi) arising out of any Proceeding involving the Business, the Seller or either Shareholder pending as of the Closing Date or arising out of or relating to any occurrence or event happening prior to the Closing Date.
“Facilities” or “Facility” means any real property currently or formerly owned, leased, occupied or operated by Seller, including the tangible personal property used, leased or operated by Seller at the respective locations of such real property.
“Financial Statements” has the meaning given to such term in Section 3.5(a)(i).
“Finished Goods Inventory” means packaged, saleable products.
“GAAP” means generally accepted accounting principles for financial reporting in the United States of America, consistently applied.
“Governmental Authority” means any (i) nation, state, county, city, town, borough, village, district or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature, (iv) multinational organization or body, (v) body exercising or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or (vi) official of any of the foregoing.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof and any other act, business, operation or thing that violates any Environmental Law, or increases the danger, or risk of danger, or poses an unreasonable risk of harm, to Persons or property on or off the Facilities.
“Hazardous Material” means any substance, material or waste which is regulated by any Governmental Authority, including any material, substance or waste which is defined as a “air pollutant,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Law, including lead paint, petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.
“Hired Active Employee” has the meaning given to such term in Section 10.3(a)(i).
“Indebtedness” means, with respect to a Person, without duplication, all of the following, including accrued and unpaid interest, fees and expenses of such Person with respect to the following: (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations or liabilities under or in connection with letters of credit or bankers’ acceptances or similar items, (iv) obligations to pay the deferred purchase price of property or services other than trade payables incurred in the Ordinary Course of Business, (v) obligations under capitalized leases, (vi) obligations arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (vii) deferred purchase price obligations related to past asset or equity acquisitions by such Person, (viii) all indebtedness of other Persons guaranteed or secured by such Person, and (ix) any and all amounts due from such Person to any Affiliate of such Person.
“Indemnified Person” has the meaning given to such term in Section 11.5(a).
“Indemnifying Person” has the meaning given to such term in Section 11.5(a).
“Indemnity Escrow Amount” means $3,375,000.
“Independent Accountants” has the meaning given to such term in Section 2.4(g).
“Intellectual Property Assets” means all intellectual property (owned or licensed) by Seller in connection with the operation of the Business, including, but not limited to, the Marks, the Patents, the Copyrights, the Trade Secrets, the Net Names, and all rights in mask works, and the goodwill associated with all of the foregoing.

“Intellectual Property Assignments” has the meaning given to such term in Section 2.8(e).
“Inventory” means all inventories of Seller, wherever located, including all Finished Goods Inventory, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production or final assembly of finished goods.
“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
“Knowledge” means that a Person has knowledge of a particular fact or matter contained in a representation or warranty set forth in this Agreement. Seller will be deemed to have Knowledge of a particular fact or other matter if Ms. Powers, Ms. Simmons or Dennis Eckols has, or at any time had, knowledge of that fact or other matter. An individual shall be deemed to have knowledge of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter during the performance of such individual’s duties for his employer.
“Lease Agreement” has the meaning given to such term in Section 2.8(a)(xiii).
“Leased Property” has the meaning given to such term in Section 3.8.
“Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, rule, ruling, statute or treaty (or other proclamation having the force of law).
“Letter of Intent” means the letter of intent dated January 26, 2011, by and between Seller and R. G. Barry Corporation, relating to the transactions contemplated hereby.
“Liens” means any and all charges, liens, mortgages, deeds of trust, encumbrances, claims, community or other marital property interests, conditions, equitable interests, options, pledges, security interests, rights-of-way, easements, encroachments, servitudes, rights of first option, rights of first refusal, rights of first offer, restrictions on transfer or similar restrictions, conditional sales contracts or other similar conflicting ownership interests.
“Litigation” means any and all actions, arbitrations, audits, Proceedings, hearings, investigations, litigation (including appeals thereof) or suits (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Marks” means all assumed and fictitious business names, trade names, trade dress, registered and unregistered trademarks, service marks and applications owned by or licensed to Seller (whether United States or foreign). Marks shall include the name “baggallini” and all derivations thereof and the rights to use the same names alone or in combination with other words, along with all related goodwill.
“Material Adverse Effect” means any event, fact, occurrence or circumstance that (i) has or is reasonably likely to have a material and adverse effect on the financial condition, business, operations, assets, properties, or prospects of Seller or the Business, (ii) does or would prevent or materially impair the ability of Seller, either of the Shareholders or Ms. Powers to carry out its, her or their respective obligations under this Agreement and any Ancillary Documents or (iii) would threaten or impede the consummation of the transactions contemplated by this Agreement.
“Material Consents” has the meaning given to such term in Section 7.3.
“Ms. Powers” has the meaning given to such term in the introductory paragraph of this Agreement. All references in this Agreement to Ms. Powers include Ms. Powers in her individual capacity.
“Ms. Simmons” has the meaning given to such term in the introductory paragraph of this Agreement.
“Multiemployer Plan” has the meaning given to such term in Section 3(37) of ERISA.
“Net Names” means internet web site names, internet domain names, social media site names and the like used or held for use in connection with the Business.
“No Material Adverse Change” means that between the date of the Balance Sheet and the Closing, the business, operations, assets, properties and prospects of Seller and the Business shall have not been, or be threatened to be, materially and adversely affected in any way as a result of any event, occurrence, act or omission.
“Noncompetition Period” means the period of time commencing on the Closing Date, and expiring at 11:50 p.m. (EDT) on the third anniversary of the Closing Date.
“Occupational Safety and Health Law” means any Law designed to provide safe and healthy working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act.
“Opposition Filing” has the meaning given to such term in Section 10.9.
“Order” means any order, injunction, judgment, decree, ruling, assessment or award of any Governmental Authority or arbitrator.

“Ordinary Course of Business” means an action taken by a Person only if such action:
(i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;
(ii) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar or delegated authority, such as managers or members of a limited liability company or general partners of a limited partnership) and does not require any other separate or special authorization of any nature; and
(iii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.
“Parties Accountants” has the meaning given to such term in Section 2.4(f).
“Parties Accountants Resolution Period” has the meaning given to such term in Section 2.4(f).
“Parties Resolution Period” has the meaning given to such term in Section 2.4(e).
“Patents” means all patents, patent applications, inventions and discoveries that may or may not be patentable or patented which are owned by or licensed to Seller (whether United States or foreign).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permit” means any consent, approval, ratification, waiver or other authorization, license, registration (not including, any patent, trademark or copyright applications or registrations) or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.
“Position Statement” has the meaning given to such term in Section 2.4(g).
“Post-Closing Delivery” has the meaning given to such term in Section 2.4(a).
“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Product Liability Claims” means any and all product liability claims or other claims for injury to person or property relating to products manufactured, distributed or sold by Seller, whether based on theories of tort, contract, strict liability, express or implied warranty or otherwise.
“Purchase Orders” means all orders placed by Seller with Seller’s sourcing agent in China for the manufacture of products outstanding as of the Closing Date, which are listed on Exhibit F, as the same may be updated pursuant to Section 2.6(c).
“Purchase Price” has the meaning given to such term in Section 2.3(a).
“Receivable Reserves” means the reserves for Accounts Receivable set forth on the Closing Date Balance Sheet.
“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.
“Remedial Action” means all actions required or voluntarily undertaken (i) to clean up, remove, treat or in any other way address any Hazardous Material or other substance, (ii) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment, (iii) to perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Permits.
“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
“Rules” shall have the meaning given to such term in Section 11.8(a).
“SBDC” has the meaning given to such term in Section 2.8(d).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning given such term in the introductory paragraph of this Agreement.
“Seller Adjustment Amount” means the amount of the Adjustment Amount if the Adjustment Amount is a positive number.
“Seller Indemnified Persons” has the meaning given to such term in Section 11.2.

“Seller’s Basket” has the meaning given to such term in Section 11.4(a).
“Shareholders” means Ms. Simmons and Ms. Powers in her capacity as Trustee of the Trust, each of whom is a “Shareholder”.
“Software” means all of Seller’s computer software and subsequent versions and releases thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.
“Sourcing Agreement” has the meaning given to such term in Section 2.8(d).
“Tax” or “Taxes” shall mean all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, or local or any foreign or other Governmental Authority (including but not limited to those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar regulations), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of any contract (including any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract or arrangement, whether written or unwritten), assumption, transferee, successor or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Regulations)) or otherwise.
“Tax Returns” means federal, state, local and foreign tax returns, reports, declarations, information returns, statements and other similar filings relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Territory” means the United States and each state thereof and every other country in the world in which (i) the Seller is marketing and selling the products of the Business on the Closing Date or (ii) the Buyer markets and sells products after the Closing Date.

“Third-Party Claim” means any claim against any Indemnified Person by a Person not a party to this Agreement, whether or not involving Litigation.
“Third-Party Software” has the meaning given to such term in Section 3.19(h).
“Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.
“Trade Payables” means the trade accounts payable of Seller to the extent (and only to the extent) reflected on the Closing Date Balance Sheet as finally agreed to in accordance with Section 2.4.
“Trade Secrets” means all of Seller’s know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints.
“Treasury Regulations” means those regulations promulgated under the Code, as currently in effect, and as modified and clarified by amendment or successor regulation.
“Trust” has the meaning given to such term in the introductory paragraph of this Agreement.
“WARN Act” means the Worker Adjustment and Retraining Notification Act.
“Working Capital Calculation” means a written statement and detailed computation of the Closing Date Working Capital Amount as prepared by Buyer.
“Y & S Litigation” has the meaning given to such term in Section 10.8.
1.2 Construction.
(a) The meanings of terms defined herein are equally applicable to the singular and plural of such defined terms.
(b) Except as otherwise specifically provided, the words “hereof,” “herein,” “hereto,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. Any references herein to “Section,” “subsection,” “paragraph,” “subparagraph,” “Article,” “Exhibit” or “Schedule” refer to the sections, subsections, paragraphs, subparagraphs, articles, exhibits and schedules to this Agreement, as appropriate.
(c) The headings of articles and sections to this Agreement are provided for convenience only and will not affect the construction or interpretation hereof.

(d) This Agreement and all Exhibits and Schedules hereto are a result of negotiations among the parties hereto. Accordingly, neither this Agreement nor any Exhibit or Schedule hereto shall be construed against any party because of such party’s or its counsel’s involvement in its preparation.
(e) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.
(f) “Including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.
(g) Except as otherwise specifically set forth herein, all references to dollars or other monetary values or currency herein or the symbol “$” shall be deemed to be references to currency of the United States of America.
ARTICLE 2
The Acquisition and the Closing
2.1 Asset Purchase Transaction. On the Closing Date, but subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, transfer and assign the Acquired Assets to Buyer, free and clear of all Liens, and Buyer shall purchase and acquire the Acquired Assets and assume the Assumed Liabilities from Seller.
2.2 Liabilities Assumed and Excluded. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume the Assumed Liabilities. Buyer expressly does not assume and does not agree to and shall not assume any Excluded Liabilities. Seller shall promptly pay, discharge and perform in full all Excluded Liabilities when and as the same become due.
2.3 Purchase Price. The consideration for the Acquired Assets will be (a) $33,750,000 plus or minus the Adjustment Amount (the “Purchase Price”) and (b) the assumption of the Assumed Liabilities. At the Closing, the Purchase Price, prior to adjustment on account of the Adjustment Amount pursuant to Section 2.4, shall be delivered by Buyer to Seller as follows: (a) $30,375,000 by wire transfer to a bank account designated by Seller; (b) $3,375,000 (which is the amount of the Indemnity Escrow Amount) to the Escrow Agent pursuant to the Escrow Agreement. Buyer shall also deliver to Seller the Assignment and Assumption Agreement. The Adjustment Amount shall be paid in accordance with Section 2.4.

2.4 Post-Closing Adjustment.
(a) As promptly as reasonably practicable after the Closing Date, and in any event not later than 90 days after the Closing Date, Buyer shall prepare and deliver to Seller (i) the Closing Date Balance Sheet, (ii) the Working Capital Calculation, and (iii) the Adjustment Amount Calculation (such delivery, the “Post-Closing Delivery”).
(b) Seller shall have 30 days from the date Buyer makes the Post-Closing Delivery (such period, the “Dispute Period”) to notify Buyer, in writing, as to whether Seller agrees or disagrees with Buyer’s (i) preparation of the Closing Date Balance Sheet, (ii) Working Capital Calculation, and/or (iii) Adjustment Amount Calculation (such written notice, if any, the “Dispute Notice”). During the Dispute Period, Buyer shall timely provide copies of its working papers upon the request of Seller and its Representatives, and, where applicable, Buyer shall make commercially reasonable efforts to cause its accountants to provide copies of its working papers upon the request of Seller and its Representatives, in each case relating to the matters set forth in the Post-Closing Delivery.
(c) Seller may only object to Buyer’s (i) preparation of the Closing Date Balance Sheet, (ii) Working Capital Calculation and/or (iii) Adjustment Amount Calculation, by delivering a Dispute Notice to Buyer during the Dispute Period.
(d) If Seller fails to deliver a Dispute Notice to Buyer during the Dispute Period, (i) the Closing Date Balance Sheet as prepared by Buyer shall be deemed to have been correctly prepared, (ii) the Working Capital Calculation and Adjustment Amount Calculation prepared by Buyer shall be deemed to be correct and complete, and (iii) the calculation of the Closing Date Working Capital Amount and the Adjustment Amount by Buyer shall be deemed final and correct and shall each be binding upon each of the parties hereto.
(e) If Seller delivers a Dispute Notice to Buyer during the Dispute Period, Seller and Buyer shall, for a period of 45 days from the date the Dispute Notice is received by Buyer (such period, the “Parties Resolution Period”), use their respective Best Efforts to resolve the items in dispute. Any items so resolved by the parties shall be deemed to be final and correct as so resolved and shall be binding upon each of the parties hereto.
(f) If Seller and Buyer are unable to resolve all of the items in dispute during the Parties Resolution Period, then either Buyer or Seller may give the other party written notice that such party intends to refer the items remaining in dispute to the parties’ respective independent accounting firms for resolution. Buyer and Seller shall each, within ten days after delivery of such notice and at their own expense, appoint (and notify the other of such appointment) an accounting firm of their choice (collectively, the “Parties Accountants”) and notify the other party of that choice. The Parties Accountants shall, for a period of 45 days from the date of the last notice of the choice of the Parties’ Accountants (such period, the “Parties Accountants Resolution Period”), attempt to reach mutual agreement on the items in dispute. In the event the Parties Accountants reach mutual agreement on the items in dispute within the Parties Accountants Resolution Period, such items so resolved by the Parties Accountants shall be final and binding upon the parties hereto and shall not be subject to judicial review or other Proceeding.

(g) If the Parties Accountants are unable to resolve all of the items in dispute during the Parties Accountants Resolution Period, then the Parties Accountants shall, within 15 days after the end of the Parties Accountants Resolution Period, jointly appoint a disinterested, nationally or regionally-recognized accounting firm to serve as the independent accounting firm to resolve such disputed items (the “Independent Accountants”). The Independent Accountants selected by the Parties Accountants shall be final and binding. Upon the selection of the Independent Accountants, Buyer or Seller shall refer the items remaining in dispute to the Independent Accountants, which referral shall be made in writing, copies of which shall concurrently be delivered to the parties hereto. The referring party shall furnish the Independent Accountants, at the time of such referral, with the Post-Closing Delivery and the Dispute Notice. The parties shall also furnish the Independent Accountants with such other information and documents as the Independent Accountants may reasonably request in order for them to resolve the items in dispute. Buyer and Seller shall also, within ten days of the date the items in dispute are referred to the Independent Accountants, provide the Independent Accountants with a written notice (a “Position Statement”) describing in reasonable detail their respective positions on the items in dispute (copies of which will concurrently be delivered to the other parties hereto). If any party fails to timely deliver its Position Statement to the Independent Accountants, the Independent Accountants shall resolve the items in dispute solely upon the basis of the information otherwise provided to them. The Independent Accountants shall resolve all disputed items in a written determination to be delivered to each of the parties hereto within 45 days after such matter is referred to them; provided, however, that any delay in delivering such determination shall not invalidate such determination or deprive the Independent Accountants of jurisdiction to resolve the items in dispute. The decision of the Independent Accountants as to the items in dispute shall be final and binding upon the parties hereto and shall not be subject to judicial review or other Proceeding. The fees and expenses of the Independent Accountants incurred in the resolution of any items in dispute shall be determined by the Independent Accountants and set forth in their report and shall be allocated and paid by Buyer and Seller, in inverse proportion to the extent they prevailed on the items in dispute.

(h) Within five days after the final determination of the Adjustment Amount (whether through failure of Seller to timely deliver a Dispute Notice, agreement of the parties, a determination of the Parties Accountants or determination of the Independent Accountants) the Purchase Price shall be adjusted as follows:
(i) if the Adjustment Amount results in a Buyer Adjustment Amount, Seller shall pay to Buyer, within two Business Days from the date on which the Adjustment Amount is finally determined, by wire transfer of immediately available funds to an account specified by Buyer in writing, the Buyer Adjustment Amount.
(ii) if the Adjustment Amount results in a Seller Adjustment Amount, Buyer shall pay to Seller, within two Business Days from the date on which the Adjustment Amount is finally determined, by wire transfer of immediately available funds to an account specified by Seller in writing, the Seller Adjustment Amount.
2.5 Allocation of Purchase Price. The Purchase Price, as adjusted, shall be allocated among the Acquired Assets. Buyer shall retain, and pay the expenses of, a valuation firm to perform within 60 days following the Closing an allocation of the Purchase Price among the Acquired Assets (the “Allocation”), and such Allocation shall be used by all of the parties hereto. Neither Seller, Buyer, either of the Shareholders nor Ms. Powers shall take a position on any tax return (including, without limitation, IRS Form 8594, and any amendments thereto), before any Governmental Authority charged with the collection of any Tax, or in any Proceeding that is inconsistent with the Allocation (taking into account any subsequent amendments required by law) without the prior written consent of the other parties hereto. Seller, Buyer, the Shareholders and Ms. Powers shall make their respective IRS Forms 8594 (and any amendments thereto) filed or to be filed with the IRS available for inspection by the other party for the purpose of verifying compliance with this Section 2.5 and the Allocation.
2.6 Updating of Certain Exhibits Prior to the Closing.
(a) Within two Business Days of the Closing Date, Seller and Buyer shall update the list of Accounts Receivable included as Exhibit A to this Agreement to include all customer trade accounts receivable of Seller arising in the Ordinary Course of Business of Seller after the date of this Agreement; provided, however, that no such Accounts Receivable shall be added to Exhibit A if Buyer determines, in good faith and after consultation with Dennis Eckols, that such Accounts Receivable are reasonably unlikely to be fully collectible within 90 days following the Closing as a result of Seller’s providing extended payment terms to the customer, the customer’s financial condition or other factors known to Buyer.
(b) Within two Business Days of the Closing Date, Seller and Buyer shall update the list of Customer Orders that is included as Exhibit D to this Agreement to include all outstanding, unfilled, non-delinquent orders of customers to purchase products of the Business as of the Closing Date that are not listed on said Exhibit D because such Customer Orders were entered into in the Ordinary Course of Business of Seller after the date of this Agreement.

(c) Within two Business Days of the Closing Date, Seller and Buyer shall update the list of Purchase Orders included as Exhibit F to this Agreement to include all orders placed by Seller with Seller’s sourcing agent in China after the date of this Agreement so long as such Purchase Orders have been entered into in the Ordinary Course of Business of Seller and are consistent with Seller’s past practice.
2.7 Closing. The Closing will take place at the offices of Buyer’s legal counsel, Vorys, Sater, Seymour and Pease, LLP, Columbus, Ohio, commencing at 10:00 a.m. (local time) on March 31, 2011, unless Buyer and Seller otherwise agree. To the extent reasonably practicable, the parties shall use Best Efforts to effect the Closing through electronic means of communication. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 9.
2.8 Closing Deliveries. In addition to any other documents to be delivered under the provisions of this Agreement, at the Closing:
(a) Seller shall (and the Shareholders and Ms. Powers shall cause Seller to) deliver the following to Buyer, all of which shall be in form and substance reasonably satisfactory to Buyer and its counsel:
(i) One or more bills of sale for all of the Acquired Assets that are items of tangible personal property, substantially in the form attached hereto as Exhibit 2.8(a)(i), duly executed by Seller (the “Bill of Sale”);
(ii) An assignment of all of the Acquired Assets that are items of intangible property (other than the Intellectual Property Assets), including the Assumed Contracts, substantially in the form attached hereto as Exhibit 2.8(a)(ii), duly executed by Seller (the “Assignment and Assumption Agreement”);
(iii) Assignments by Seller of all Intellectual Property Assets, in proper form for recordation with respect to the registered Intellectual Property Assets with the United States Patent and Trademark Office, or other appropriate office, duly executed by Seller;
(iv) Such other deeds, bills of sale, assignments, certificates of title, documents, and other instruments of transfer and conveyance as may reasonably be requested by Buyer;

(v) Copies of Seller’s articles of incorporation and by-laws, each as amended to date, and certified as to accuracy by an officer of Seller;
(vi) A Certificate of Existence for Seller from the Oregon Secretary of State and from each jurisdiction in which it is qualified to do business, each dated no more than ten days prior to the Closing Date;
(vii) A certificate of a duly authorized officer of Seller, to be dated as of the Closing Date, certifying (A) the resolutions duly adopted by the board of directors and each of the Shareholders, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (B) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing, and (C) to the incumbency and signatures of the officers of Seller executing this Agreement and any other document executed on behalf of Seller in connection with this Agreement and the transactions contemplated hereby;
(viii) A certificate executed by Seller, each of the Shareholders and Ms. Powers as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;
(ix) An escrow agreement substantially in the form of Exhibit 2.8(a)(ix), executed by Seller, each of the Shareholders and the Escrow Agent (the “Escrow Agreement”);
(x) An affidavit of Seller pursuant to Section 1445(b)(2) of the Code stating, under penalties of perjury, Seller’s United States taxpayer identification number and that Seller is not a foreign person, which affidavit complies with the requirements of Treasury Regulation Section 1.1445-2(b)(2).
(xi) An opinion of John Magliana, Esq., dated as of the Closing Date, in form and substance reasonably acceptable to Buyer;
(xii) Releases of all Liens on the Acquired Assets;
(xiii) A Lease Agreement between Buyer and Dixie-Ann, LLC in the form attached hereto as Exhibit 2.8(a)(xiii) (the “Lease Agreement”), duly executed; and
(xiv) Evidence of the termination by Seller of the employment of the Hired Active Employees effective as of the Closing;
(xv) Such other documents as Buyer or its counsel may reasonably require.

(b) Buyer shall deliver the following to Seller, all of which shall be in form and substance reasonably satisfactory to Seller and its counsel:
(i) $30,375,000 by wire transfer to an account specified by Seller in writing, prior to the Closing Date;
(ii) The Escrow Agreement, executed by Buyer and the Escrow Agent, together with the delivery of $3,375,000 to the Escrow Agent thereunder, by wire transfer to an account specified by the Escrow Agent;
(iii) The Assignment and Assumption Agreement, duly executed by Buyer;
(iv) A Certificate of Good Standing for Buyer from the Ohio Secretary of State dated no more than ten days prior to the Closing Date;
(v) A certificate of the Secretary or Assistant Secretary of Buyer, to be dated as of the Closing Date, certifying (A) the resolutions duly adopted by the board of directors of Buyer authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (B) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing, and (C) to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document executed on behalf of Buyer in connection with the transactions contemplated hereby;
(vi) A certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;
(viii) The Lease Agreement executed by Buyer.
(c) Buyer and Ms. Powers shall execute and deliver to the other a Consulting Agreement in the form attached hereto as Exhibit 2.8(c).
(d) Buyer and Shenzhen Baggallini Distribution Company Limited (“SBDC”) shall enter into a sourcing and support agreement in a form satisfactory to Buyer (the “Sourcing Agreement”).
(e) Each of the Shareholders, Ms. Powers, Dennis Eckols and Terie Bradley shall execute and deliver to Seller prior to the Closing an Intellectual Property Assignment in the form attached hereto as Exhibit 2.8(e) (the “Intellectual Property Assignments”).
(f) Buyer and each of Dennis Eckols and Terie Bradley shall have entered into employment agreements in a form mutually agreed upon between Buyer and each such individual.

ARTICLE 3
Representations and Warranties of Seller, the Shareholders and Ms. Powers
Except as otherwise disclosed in the Schedules, Seller, each of the Shareholders and Ms. Powers, jointly and severally, represent and warrant the following to Buyer:
3.1 Organization and Good Standing; Capitalization.
(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon.
(b) Schedule 3.1(b) hereto contains a true, accurate and complete list of each jurisdiction in which Seller is authorized to conduct business.
(c) The Shareholders are the only record and beneficial owners of the outstanding voting capital stock of Seller. The issued and outstanding shares of voting capital stock of Seller are owned, beneficially and of record, by the Shareholders and are owned free and clear of any and all Liens. Other than as described on Schedule 3.1(c), there are no issued and/or outstanding shares or other equity securities of Seller, or securities convertible into or exchangeable or exercisable for equity securities or interests of Seller, and there are no outstanding options, warrants, rights, contracts, commitments, understandings or arrangements by which Seller or any other Person is bound to issue, repurchase or otherwise acquire or retire any equity securities or interests of Seller. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of any equity securities or interests of Seller. Seller does not own, or have any right, option or obligation to acquire, any equity securities or interests of any other Person.
3.2 Authorization. Each of Seller, the Shareholders and Ms. Powers has full power and authority to execute and deliver this Agreement and each Ancillary Document to which Seller or such Shareholder is a party and to perform its or her respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each Ancillary Document to which Seller is a party and consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including director and shareholder approval) on the part of Seller.

3.3 Validity; Binding Effect. This Agreement has been duly and validly executed and delivered by Seller, each of the Shareholders and Ms. Powers. This Agreement constitutes a valid and legally binding obligation of Seller, each of the Shareholders and Ms. Powers, enforceable against Seller, each of the Shareholders and Ms. Powers in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws affecting the enforcement of creditors’ rights and remedies generally or by general equitable principles. Each of the Ancillary Documents, when executed and delivered, will constitute a valid legal obligation of Seller, each of the Shareholders and Ms. Powers (if Seller, such Shareholder or Ms. Powers is a party thereto), enforceable against Seller, each of the Shareholders and Ms. Powers (if a party thereto) in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws affecting the enforcement of creditors’ rights and remedies generally or by general equitable principles.
3.4 Noncontravention.
(a) By Seller. The execution, delivery and performance of this Agreement and of each Ancillary Document to which Seller is a party, the consummation of the transactions contemplated hereby and thereby and the compliance with or fulfillment of the terms and provisions hereof and thereof or of any other agreement or instrument contemplated hereby or thereby, do not and will not (i) contravene, conflict with or result in a breach or violation of (A) any of the provisions of the articles of incorporation or by-laws of Seller, (B) any resolution adopted by the board of directors or shareholders of Seller or (C) any agreement or instrument to which Seller is a party or by which any of its assets are bound, (ii) contravene, conflict with or result in a breach or violation of, or to the Knowledge of Seller, give any Governmental Authority or other Person the right to challenge, this Agreement, any Ancillary Document, or the transactions contemplated hereby or thereby, or to exercise any remedy or obtain any relief under, any Law or Order which affects or binds Seller or any of its assets or properties, (iii) contravene, conflict with, or result in a breach or violation of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by Seller or that otherwise relates to the Business, (iv) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by Seller, including the Acquired Assets, or (v) require Seller to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any Governmental Authority which has not been obtained in writing prior to the date of this Agreement.
(b) By the Shareholders and Ms. Powers. The execution, delivery and performance of this Agreement by the Shareholders and Ms. Powers of each Ancillary Document to which either of the Shareholders or Ms. Powers is a party, the consummation of the transactions contemplated transactions contemplated hereby and thereby and the compliance with or fulfillment of the terms and provisions hereof and thereof or of any other agreement or instrument contemplated hereby or thereby, do not and will not (i) contravene, conflict with or result in a breach or violation by either of the Shareholders or Ms. Powers of any agreement or instrument to which such Shareholder is bound or by which such Shareholder’s assets are bound, (ii) contravene, conflict with, or result in a breach or violation of any Law or Order which affects or binds either of the Shareholders or Ms. Powers or (iii) require either of the Shareholders or Ms. Powers to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any Governmental Authority which has not been obtained in writing prior to the date of this Agreement.

3.5 Financial Statements; Accounts Receivable; Inventory
(a) Financial Statements of Seller.
(i) Attached hereto as Schedule 3.5(a) are true, accurate and complete copies of the balance sheet of Seller as of December 31, 2010 (the “Balance Sheet”) and the related statements of income and cash flows for the fiscal year then ended (collectively, the “Financial Statements”).
(ii) The Financial Statements (A) fairly present, in all material respects, the operating results and the financial condition of Seller on the dates and for the periods indicated, (B) are correct and complete in all material respects, (C) are consistent, in all material respects, with the books and records of Seller (which books and records are correct and complete in all material respects), and (D) were prepared in accordance with GAAP. No financial statements of any Person other than Seller are required by GAAP to be included in the Financial Statements. Seller has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the Balance Sheet, and non-material liabilities incurred in the Ordinary Course of Business since the date thereof in amounts consistent with past practice.
(b) No Changes. Except as disclosed in Schedule 3.5(b), since the date of the Balance Sheet, (i) there has been No Material Adverse Change and no event has occurred or circumstance exists that may result in such a change or in a Material Adverse Effect, (ii) Seller has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business, (iii) Seller has not entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) outside the Ordinary Course of Business, (iv) no party has accelerated, terminated, modified or cancelled any agreement, contract, lease or license to which Seller is a party or by which Seller or its assets are bound, or to Seller’s Knowledge has threatened, or is entitled under the terms of the applicable agreement, contract, lease or license, to do any of the foregoing, (v) Seller has not imposed or had a Lien imposed upon any of its assets, (vi) Seller has not made any capital expenditure outside of the Ordinary Course of Business, (vii) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions), (viii) Seller has not delayed or postponed the payment of accounts payable or other liabilities outside the Ordinary Course of Business, (ix) Seller has not experienced any material damage, destruction or loss (whether or not covered by insurance) to any of its property, and (x) Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement.

(c) Accounts Receivable. The Accounts Receivable of Seller as of the Closing Date will represent valid, current and collectible obligations (other than to the extent of the Receivables Reserve) arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. There will be no contest, claim, or right of set-off (other than to the extent of the Receivable Reserves) under any agreement with any obligor of any such Account Receivable relating to the amount or validity of such Account Receivable. Exhibit A sets forth a true, accurate and complete list of all Accounts Receivable as of the date hereof.
(d) Inventory. All items included in the Inventory as reflected on the Balance Sheet consisted, on the date of such Balance Sheet, of a quality and quantity usable and, with respect to the Finished Goods Inventory, saleable, in Seller’s Ordinary Course of Business (other than to the extent of the reserves therefor set forth in the Financial Statements or Closing Date Balance Sheet and except for obsolete items and items of below-standard quality), all of which had been written off or written down to net realizable value on the Balance Sheet or on the accounting records of Seller as of the Closing Date, as the case may be. All items of Inventory have been valued at the lower of cost or market value on a first in, first out basis. Inventory items now on hand that were purchased after the date of the Balance Sheet were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item are not excessive but are reasonable in the present circumstances of Seller.
3.6 Books and Records. The books, records and accounts of Seller accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Seller. The books and records of Seller have been maintained in accordance with sound business practices, including maintenance of an adequate system of internal controls.
3.7 Assets.
(a) Seller owns, licenses or leases all of the Acquired Assets and all such assets (i) are reflected on the Balance Sheet (except for assets held under capitalized leases disclosed in Schedule 3.7(a) and personal property sold since the date of the Balance Sheet in the Ordinary Course of Business), or (ii) have been purchased or otherwise acquired by Seller since the date of the Balance Sheet in the Ordinary Course of Business.
(b) Except as set forth in Schedule 3.7(b), Seller owns and has good and marketable title to all of the Acquired Assets free and clear of any and all Liens.

(c) Other than the Acquired Assets, the Excluded Assets and the Leased Property (as defined in Section 3.8) and except as set forth in Schedule 3.7(c), Seller does not own, lease or license any assets used, or held for use, in or in connection with the Business. Other than the Leased Property and the Excluded Assets, Seller does not use or hold for use in connection with the Business any assets owned by any other Person.
(d) Other than the Excluded Assets, the Acquired Assets and the Leased Property (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller, (ii) include all of the operating assets of Seller, and (iii) constitute all of the assets necessary to continue the operations of the Business after the Closing as it has been conducted prior to the date of this Agreement.
(e) Schedule 3.7(e) lists the location of all Inventory, equipment, leasehold improvements and other tangible assets of Seller.
3.8 Real Property. Seller does not own and has never owned any real property. Schedule 3.8 describes all real property in which Seller has a leasehold interest (the “Leased Property”) and an accurate description (including location, name of lessor, date of Lease, expiration date and renewal rights) of all such Leased Property. The only real property used by Seller in connection with the Business is the Leased Property.
3.9 Taxes.
(a) Each of Seller, the Shareholders and Ms. Powers has timely filed, or caused to be timely filed, all Tax Returns, and all reports with respect to Taxes, required to have been filed by or with respect to Seller, the Shareholders, Ms. Powers, the Acquired Assets or the Business prior to the date hereof. All such Tax Returns were true, accurate, correct and complete in all material respects. Except as otherwise set forth in Schedule 3.9(a), neither Seller, either of the Shareholders nor Ms. Powers is the beneficiary of any extension of time within which to file any Tax Return relating to Seller, either of the Shareholders, Ms. Powers, the Acquired Assets or the Business.
(b) Each of Seller, the Shareholders and Ms. Powers has paid or caused to be paid all Taxes required to have been paid by or with respect to Seller, the Shareholders, Ms. Powers, the Acquired Assets and the Business prior to the date hereof (whether or not shown on any Tax Return). Each of Seller, the Shareholders and Ms. Powers has timely withheld, deducted, collected and paid all Taxes required to have been withheld, deducted, collected and paid by Seller, Shareholders and Ms. Powers in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third-party by or with respect to Seller, the Shareholders and Ms. Powers, and Seller, the Shareholders and Ms. Powers have complied with all information reporting and backup withholding requirements under applicable law.

(c) To the extent that they could impact the Business or the Acquired Assets, neither Seller, either of the Shareholders nor Ms. Powers has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as otherwise set forth in Schedule 3.9(c), no claim has ever been made by a Governmental Authority in a jurisdiction where Tax Returns by or with respect to Seller, the Acquired Assets and the Business have not been filed that Seller, either of the Shareholders or Ms. Powers is or may be subject to taxation by such jurisdiction. There are no Liens for Taxes upon any of the Acquired Assets, other than Liens for current Taxes not yet due and payable. None of Seller, either of the Shareholders, Ms. Powers or any of Seller’s officers, directors or employees responsible for Tax matters expects any Governmental Authority to assess any additional Taxes against or with respect to Seller for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Seller, either of the Shareholders or Ms. Powers, or with respect to Seller, the Acquired Assets or the Business either (i) claimed or raised by any Governmental Authority, or (ii) as to which Seller or its officers, directors, or employees responsible for Tax matters, either of the Shareholders or Ms. Powers, has Knowledge. There have been no audits or examinations, and there are no audits or examinations pending or, to Seller’s, the Shareholders’ and Ms. Powers’ Knowledge, threatened or proposed, against the Seller, either of the Shareholders or Ms. Powers with respect to the Business or any of the Acquired Assets. The Seller has established reserves (which may be zero) in accordance with GAAP that are adequate for the payment of all Taxes of Seller or with respect to Seller, the Acquired Assets or the Business that are not yet due and payable.
(d) There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by or with respect to Seller, either of the Shareholders or Ms. Powers.
(e) Schedule 3.9(e) lists all the states and localities with respect to which Seller has filed any income or franchise tax returns and sets forth whether Seller is treated as the equivalent of a limited liability company by or with respect to each such state or locality. Each of the Shareholders, Ms. Powers and Seller has properly filed Tax Returns with and paid and discharged all liabilities for Taxes.

(f) Seller (and any predecessor of Seller) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times after January 1, 2000. Seller has no liability for federal, state or local income Taxes. No Governmental Authority has taken any position inconsistent with the treatment of Seller as an S corporation for federal, state or local income tax purposes. None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code. Seller has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments, that will not be fully deductible under Section 280G of the Code. Seller has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting of Seller for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.
3.10 Employee Benefits.
(a) Schedule 3.10(a) lists all Employee Benefit Plans, all “specified fringe benefit plans” as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, retirement or supplemental retirement, sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, employment, consulting, severance, change-in-control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) are sponsored, maintained or contributed to by Seller or any of its ERISA Affiliates or have been maintained or contributed to in the last six years by Seller or any of its ERISA Affiliates or with respect to which Seller or any of its ERISA Affiliates has or may have any liability or obligation, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer or employee of Seller or any of its ERISA Affiliates, or the dependents of any of them, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively, the “Employee Plans”). Schedule 3.10(a) identifies as such any Employee Plan that is (x) a Defined Benefit Plan, (y) a plan intended to meet the requirements of Section 401(a) of the Code, or (z) a Multiemployer Plan.
(b) Except as set forth in Schedule 3.10(b), neither Seller nor any of its ERISA Affiliates ever has and does not now (i) sponsor, maintain or contribute to any plan, program, fund or arrangement which constitutes an Employee Plan, or (ii) have any obligation to contribute to or accrue or pay benefits under any deferred compensation or retirement funding arrangement on behalf of any current or former employee or employees such as, for example, and without limitation, any individual retirement account or annuity, any Excess Benefit Plan or any non-qualified deferred compensation arrangement.

(c) Except as set forth in Schedule 3.10(c), Seller has no, and has never had any, ERISA Affiliates.
(d) Full payment has been made by Seller and its ERISA Affiliates of all amounts that are required under the terms of each Employee Plan to be paid as contributions, premiums or benefits with respect to all periods prior to and including the Closing Date, whether the contributions, premiums or benefits are due before or after the date of this Agreement and no accumulated funding deficiency or liquidity shortfall ( as defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any Plan, whether or not waived.
(e) Except as set forth in Schedule 3.10(e), no Employee Plan subject to Title IV of ERISA has been completely or partially terminated, nor has any event occurred, nor does any circumstance exist that could result in the complete or partial termination of such Employee Plan. The PBGC has not instituted or threatened, in writing, a proceeding to terminate any plan or to appoint a trustee to administer any of the Employee Plans pursuant to Subtitle C of Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the Employee Plans by the PBGC. None of the Employee Plans has been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required, without regard to regulatory monetary thresholds, to be filed with the PBGC.
(f) Seller has never and does not now (i) sponsor, maintain or contribute to any Defined Benefit Plan or Multiemployer Plan, (ii) have any obligation to contribute to or accrue or pay benefits under any Defined Benefit Plan or Multiemployer Plan or (iii) sponsor or maintain any health insurance program for retired employees, officers or directors.
(g) Seller and all of its ERISA Affiliates have, at all times, complied, and currently comply, in all material respects, with the applicable continuation requirements for its Employee Welfare Benefit Plans, including (i) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, and (ii) any applicable state statutes mandating health insurance continuation coverage for employees, which provisions are hereinafter referred to collectively as “COBRA”.
(h) The form and documents of all Employee Plans are in material compliance with the terms of ERISA, the Code, and any other applicable Laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such Plans have been operated in compliance with such Laws and the written Employee Plan documents. Neither Seller, nor any of its ERISA Affiliates, nor to the Seller’s Knowledge any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including IRS Form 5500 Annual Reports, Summary Annual Reports, Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Authority and distributed as required to participants and beneficiaries, and all notices required by ERISA or the Code or any other Law with respect to the Employee Plans have been appropriately given.

(i) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable opinion or advisory letter from the IRS for the plan and all amendments for which an IRS determination letter is required to be obtained under applicable law, including amendments required by EGTRRA, and Seller has no Knowledge of any circumstances that will or could reasonably be expected to result in revocation of any such favorable letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Seller has no Knowledge of any circumstance that will or could reasonably be expected to result in a revocation of such exemption. Each Employee Welfare Benefit Plan of Seller that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has received notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code. With respect to each Employee Plan, no event has occurred or to the Seller’s Knowledge condition exists that will or could reasonably be expected to give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.
(j) There is no pending, or to the Knowledge of Seller threatened, Litigation relating to any Employee Plan, nor to the Knowledge of Seller is there any reasonable basis for any such Litigation. Neither Seller nor to the Knowledge of Seller any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to subject Seller or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA.
(k) Seller has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise.
(l) Except as required by Law and as set forth in Schedule 3.10(l), the consummation of the transactions contemplated hereby will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation or benefits due to any current or former manager, director, employee or officer of Seller. There are no contracts or arrangements providing for payments that could subject any Person to liability for Tax under Section 4999 of the Code.

(m) Except for the continuation of coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.
(n) Except as provided in Schedule 3.10(l), the transactions contemplated hereby will not result in an amendment, modification, vesting or termination of any of the Employee Plans.
(o) To Seller’s Knowledge no event, action, default, error, omission or violation has occurred as of the Closing Date with respect to any Employee Plan for which Buyer could be liable as a result of the consummation of the transactions contemplated by this Agreement. No Employee Plan has terms requiring that it be assumed by Buyer.
3.11 Compliance with Law. Seller is, and at all times has been, in material compliance with all material Laws that are or were applicable to it or to the conduct or operation of the Business or the ownership or use of any of its assets. Neither Seller, either of the Shareholders nor Ms. Powers has received during the past two years any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation by Seller of, or failure of Seller to comply with, any Law.
3.12 Permits. Schedule 3.12 contains a complete and accurate list of each Permit that is held by Seller (or either of the Shareholders, Ms. Powers or any officer, director or employee of Seller) relating to the Business. Each Permit listed in Schedule 3.12 is valid and in full force and effect. Except as set forth in Schedule 3.12:
(a) Seller (and any other Person holding such a Permit) is, and at all times has been, in material compliance with all of the terms and requirements of each Permit identified in Schedule 3.12;
(b) to the Knowledge of Seller, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to materially comply with any term or requirement of any Permit, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any amendment, restriction or modification to, any Permit;
(c) neither Seller, either of the Shareholders nor Ms. Powers has received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit, or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or any amendment, restriction or modification to, any Permit; and

(d) except as set forth in Schedule 3.12, consummation of the transactions contemplated hereby (i) does not require the consent or approval of any Person that has issued a Permit, (ii) will not result in (A) a breach of or default under any such Permit, or (B) any revocation, withdrawal, suspension, cancellation or termination of or amendment, restriction or modification to, any such Permit, and (iii) will not otherwise cause any such Permit to cease to be legal, valid, binding and in full force and effect and to the Knowledge of Seller, on identical terms following the Closing and the consummation of the transactions contemplated hereby.
The Permits held by Seller and listed in Schedule 3.12 collectively constitute all of the Permits necessary to permit Seller to lawfully conduct and operate the Business in the manner in which it currently conducts and operates the Business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.
3.13 Litigation.
(a) Except as set forth in Schedule 3.13(a), there is no pending or, to Seller’s Knowledge, threatened, Litigation:
(i) by or against Seller, any director, officer or employee of Seller, or against either of the Shareholders or Ms. Powers with respect to the Business, or that otherwise relates to or may affect the Business or any of the assets owned or used by Seller; or
(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement.
To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Litigation.
(b) Except as set forth in Schedule 3.13(b), there is no Order to which Seller, any director, officer or employee of Seller, either of the Shareholders or Ms. Powers is subject relating to the Business.
3.14 Contracts.
(a) Schedule 3.14(a) lists all contracts, agreements, arrangements and understandings (whether oral or written) that are currently in effect and to which Seller is a party or by which it is bound or that otherwise relate to the Business (collectively, the “Contracts”):
(i) involving performance of services or delivery of goods or materials by Seller of an amount or value in excess of $10,000 other than for legal and accounting services;

(ii) involving performance of services or delivery of goods or materials to Seller of an amount or value in excess of $10,000 other than for legal and accounting services;
(iii) not entered into in the Ordinary Course of Business;
(iv) affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $5,000 and with a term of less than one year);
(v) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;
(vi) containing covenants that in any way purport to restrict Seller’s business activities or limit the freedom of Seller to engage in any line of business or to compete with any Person;
(vii) providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;
(viii) granting a power of attorney of Seller that is currently effective and outstanding;
(ix) with, or for the benefit of, any Governmental Authority;
(x) for capital expenditures in excess of $5,000;
(xi) not denominated in U.S. dollars or with any Person not a resident of or domiciled in the United States of America;
(xii) relating to the abatement of any Taxes;
(xiii) relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs under which Seller is the licensee; and

(xiv) amending, supplementing or modifying (whether oral or written) in any respect any of the foregoing.
(b) Except as set forth in Schedule 3.14(b), with respect to each Assumed Contract (i) the agreement is legal, valid, binding, enforceable and in full force and effect, (ii) Seller is, and at all times has been, in material compliance with all applicable terms and requirements of such Assumed Contract, (iii) to the Knowledge of Seller, the counter-party to such Assumed Contract is, and at all times has been, in material compliance with all applicable terms and requirements of such Assumed Contract, (iv) Seller is not in breach or default thereof, and to the Knowledge of Seller, no event has occurred which with notice or lapse of time, would constitute a breach or default thereof, or permit termination, modification, or acceleration thereunder, and (v) to the Knowledge of Seller, no party has breached, repudiated or defaulted on any material provision of such Assumed Contract.
(c) To the Knowledge of Seller, no counter-party to any Contract is currently renegotiating, attempting to renegotiate or has plans to renegotiate any material amounts paid or payable to Seller under any Contract.
3.15 Insurance. Schedule 3.15 (a) lists all policies of insurance to which Seller is a party or under which Seller is covered, and (b) describes (i) any self-insurance arrangement by or affecting Seller, and (ii) all obligations of Seller to provide insurance coverage to other Persons (for example, under leases or service agreements) and identifies the policy under which such coverage is provided. All policies of insurance listed in Schedule 3.15 are valid and outstanding and, to the Knowledge of Seller, were issued by an insurer that is financially sound and reputable. Such policies of insurance, taken together, provide adequate insurance coverage for Seller’s assets and properties and the operations of the Business, and are sufficient for compliance in all material respects with the Contracts. Since January 1, 2009, no insurer has refused indemnification or coverage for any claim by Seller under any insurance policy.
3.16 Environmental Matters.
(a) To the Knowledge of Seller, Seller is, and at all times has been, in material compliance with all Environmental Laws. To the Knowledge of Seller, neither Seller, either of the Shareholders nor Ms. Powers has any basis to expect, nor have they received, any Order, notice or other communication from (i) any Governmental Authority or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facility, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities or Remedial Action with respect to any Facility, or with respect to any Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, processed or disposed of by Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b) There are no pending or, to the Knowledge of Seller, threatened claims, Liens, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility in which Seller has or had an interest.
(c) Seller has no Knowledge of, or to the Knowledge of Seller any basis to expect, nor has it received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to (i) any Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or (ii) of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities or Remedial Action (A) with respect to any Facility in which Seller has or had an interest, or (B) with respect to any Facility to which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received by Seller.
(d) To the Knowledge of Seller, there are no Hazardous Materials present on or in the Environment at any Facility, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility, or incorporated into any structure therein or thereon, except in material compliance with Environmental Law. Seller has not permitted or conducted, and is not is aware of, any Hazardous Activity conducted with respect to any Facility in which Seller has or had an interest except in material compliance with all applicable Environmental Laws.
(e) To the Knowledge of Seller, there has been no Release or Threat of Release of any Hazardous Materials at or from any Facility, or from any other property or asset (whether real, personal or mixed) in which Seller has or had an interest.
3.17 Employment Matters.
(a) Schedule 3.17(a) contains a complete and accurate list of the following information for each employee, officer and director of Seller, including each employee on leave of absence or layoff status: name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2009; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other officer, employee or director (or similar) benefit plan.
(b) Schedule 3.17(b) contains a complete and accurate list of the following information for each retired officer, employee or director (or individual having similar authority) of Seller, or their dependents, receiving benefits or scheduled to receive benefits in the future: name; pension benefits; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.

(c) Except as set forth in Schedule 3.17(c), no employee or director (or individual with similar responsibilities) of Seller is a party to, or bound by, any employment, severance, change in control, bonus or similar agreement or arrangement with Seller.
(d) To the Knowledge of Seller, no officer, director, shareholder, agent, employee, consultant, or contractor of Seller (i) is bound by any contract or agreement with any third-party or any Order that purports to limit the ability of such officer, director, shareholder, agent, employee, consultant, or contractor (A) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business, or (B) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery, or (ii) has been charged with, or convicted or plead nolo contendere to, a felony or other crime that could reasonably be expected to adversely affect the ability of the Business to maintain, or Buyer to obtain, any necessary Permits to operate the Business.
3.18 Labor Disputes; Compliance.
(a) To the Knowledge of Seller, Seller has complied in all material respects with all Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, and collective bargaining, the payment of social security and similar Taxes, unemployment compensation, workers compensation and occupational safety and health. Except as provided in Schedule 3.9(c), the Seller has not received notice of any violation for failure to pay any Taxes, fines, penalties, or other amounts, however designated, or for failure to comply with any of the foregoing Laws.
(b) Except as set forth in Schedule 3.18(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since December 31, 2009, there has not been, there is not presently pending or existing, and to the Knowledge of Seller there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to the Knowledge of Seller, no event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to the Knowledge of Seller, threatened against or affecting Seller any Litigation relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board, the Equal Employment Opportunities Commission, Occupational Safety and Health Administration, the Department of Labor, or any comparable Governmental Authority, and there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending with respect to Seller; (vi) no grievance or arbitration proceeding exists against Seller; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Authority.

3.19 Intellectual Property.
(a) All Intellectual Property Assets are listed in Schedule 3.19(a). Seller is the owner of all right, title and interest in and to each of the Intellectual Property Assets and has the unrestricted right to use, without payment to any other Person, all of the Intellectual Property Assets.
(b) The Intellectual Property Assets listed in Schedule 3.19(a) constitute all of the items of intellectual property owned, used or held for use in the operation of the Business and all of the items of intellectual property necessary for Buyer’s continued operation of the Business after the Closing in the manner in which it is currently conducted by Seller or contemplated to be conducted as of the Closing Date by Seller.
(c) Seller holds no interest in any Patents. Except as described in Scheduled 3.19(c), none of the products manufactured or sold, nor any process or know-how used, by Seller infringes or, to the Knowledge of Seller, is alleged to infringe any patent or other proprietary right of any other Person. All products made, used or sold under the Patents have been marked with the proper patent notice.
(d) Schedule 3.19(d) contains a complete and accurate list and summary description of all Marks. All Marks indicated as registered on Schedule 3.19(d) are currently registered in Seller’s name with the applicable Trademark Offices, are currently in material compliance with all Laws (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or Taxes or actions falling due within 90 days after the Closing Date. Except as indicated on Schedule 3.19(d), no Mark has been or is now involved in any opposition, invalidation or cancellation proceeding and, to the Knowledge of Seller, no such action is threatened with respect to any such Marks. Except as indicated on Schedule 3.19(d), to the Knowledge of Seller, there is no trademark or trademark application of any other Person interfering or potentially interfering with the Marks. Except as described in Schedule 3.19(d), to the Knowledge of Seller, no Mark is infringed or has been challenged or threatened in any way. None of the Marks infringes or, to the Knowledge of Seller, is alleged to infringe any trade name, trademark or service mark of any other Person.

(e) Schedule 3.19(e) contains a complete and accurate list and summary description of all registered and unregistered Copyrights. All of the registered Copyrights are registered in Seller’s name. All of the Copyrights listed in Schedule 3.19(e) are currently in material compliance with Law, are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within 90 days after the Closing Date. Except as described in Schedule 3.19(e), no Copyright is infringed or, to the Knowledge of Seller, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or, to the Knowledge of Seller, is alleged to infringe, any copyright of any other Person. Except as described in Schedule 3.19(e), none of the subject matter of any of the Copyrights is a derivative work (i.e., based upon the work of any other Person).
(f) With respect to each Trade Secret of Seller, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Seller has taken reasonable precautions to protect the secrecy, confidentiality and value of all its Trade Secrets including, but not limited to, informing each employee or contractor of Seller of the confidential nature of such Trade Secret, and enforcing the confidentiality thereof. Seller has good title to and an absolute right to use the Trade Secrets. To the Knowledge of Seller, the Trade Secrets of Seller are not part of the public knowledge or literature and have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. To the Knowledge of Seller, no Trade Secret of Seller is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.
(g) Schedule 3.19(g) contains a complete and accurate list and summary description of all Net Names of Seller. All Net Names have been registered in the name of Seller and are in material compliance with all Laws. No Net Name has been since being acquired by Seller or is now involved in any dispute, opposition, invalidation or cancellation proceeding and, to the Knowledge of Seller, no such action is threatened with respect to such Net Name. To the Knowledge of Seller, there is no domain name application pending of any other Person which could reasonably be expected to interfere with or infringe any Net Name or Mark. To the Knowledge of Seller, no Net Name is infringed or has been challenged, interfered with or threatened in any way. No Net Name infringes or interferes with or, to the Knowledge of Seller, is alleged to interfere with or infringe, any trademark, copyright or domain name of any other Person.

(h) All Software used or held for use by Seller that is not owned by Seller (including any commonly available “shrink wrap” Software copyrighted by third parties) (collectively, the “Third-Party Software”) is used pursuant to an agreement or license, each such agreement or license is valid and in full force and effect, and neither Seller nor, to the Knowledge of Seller, any licensor is in material default under or in breach of any such license or agreement. The Software, the Third-Party Software and Seller’s rights therein are sufficient and adequate to conduct the Business to the full extent the Business is conducted as of the date hereof. To the Knowledge of Seller, all Software and any Third-Party Software that is incorporated into the Software performs in accordance with the documentation and other written material used in connection with the Software and Third-Party Software. To the Knowledge of Seller, the Software and the Third-Party Software is free of material defects in operations as it is currently utilized in the Business.
(i) All current employees of Seller, the Shareholders and Ms. Powers have executed or will execute at Closing, written agreements or contracts with Seller that assign to Seller all rights to any Patents, Copyrights, and Trade Secrets relating to the Business.
(j) All license agreements to which Seller, either of the Shareholders or Ms. Powers is a party that affect or pertain to the Intellectual Property Assets are disclosed on Schedule 3.19(j).
3.20 Relationships with Affiliates. Except as described on Schedule 3.20, neither Seller, either of the Shareholders, Ms. Powers nor any of their respective Affiliates owns, or since December 31, 2009 has owned, of record or as a beneficial owner, an equity interest or any other financial or profits interest in any Person that has (a) had business dealings with, or a material financial interest in any transaction with, Seller, or (b) engaged in competition with Seller in any Competing Business. No Affiliate of Seller is a party to any contract or agreement with, or has any claim or right against Seller.
3.21 Broker’s Fees. Seller has engaged D.A. Davidson & Co. as its broker in connection with the transactions contemplated by this Agreement and will pay all such fees owing to such broker. Neither Seller, either of the Shareholders nor Ms. Powers has any other liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
3.22 Customers, Suppliers.
(a) Schedule 3.22(a) lists Seller’s top ten customers by sales volume and the percentage sales volume of such customer during the fiscal years ended December 31, 2008 and 2009, and during the nine-month period ended September 30, 2010. No customer listed in Schedule 3.22(a) has terminated, threatened to terminate, or, to the Knowledge of Seller, intends to terminate, its business relationship with Seller or has materially reduced, threatened to materially reduce or, to the Knowledge of Seller, intends to materially reduce, the volume of products it is purchasing or intends to purchase from the level of services historically purchased by such customer.
(b) Except as set forth in Schedule 3.22(b), there are no suppliers of products or services to Seller which are material and with respect to which practical alternative sources of supply are not generally available to Seller on comparable terms and conditions in the marketplace. None of the suppliers listed in Schedule 3.22(b) has indicated its intention to, or to the Knowledge of Seller intends to, terminate its business relationship with Seller, reduce the level of products or services supplied to Seller from historic levels, or materially change the price or terms on which such products or services are sold to Seller.

3.23 Bulk Sales. This Agreement and the transactions contemplated hereby are not subject to any Bulk Sales Law.
3.24. Disclosure. Seller does not have Knowledge of any fact that could reasonably be expected to have a Material Adverse Effect that has not been set forth in this Agreement or the Schedules.
ARTICLE 4
Representations and Warranties of Buyer
Buyer represents and warrants the following to Seller, the Shareholders and Ms. Powers:
4.1 Organization and Good Standing. Buyer is a corporation validly existing and in good standing under the laws of the State of Ohio.
4.2 Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer.
4.3 Validity; Binding Effect. This Agreement has been duly and validly executed and delivered by Buyer. This Agreement constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws affecting the enforcement of creditors’ rights and remedies generally or by general equitable principles.
4.4 Noncontravention. The execution, delivery and performance of this Agreement by Buyer, the consummation of the transactions contemplated hereby and the compliance with or fulfillment of the terms and provisions hereof or of any other agreement or instrument contemplated hereby, do not and shall not (a) conflict with or result in a breach of any of the provisions of the Articles of Incorporation or the Regulations of Buyer, (b) contravene any Law or Order which affects or binds Buyer or any of its Affiliates or properties, or (c) result in a breach of, constitute a default under or give rise to a right of termination or acceleration under any contract, license, franchise or any other agreement or instrument to which Buyer or its Affiliates is a party or by which any of its properties may be affected or bound.
4.5 Broker’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller, either of the Shareholders or Ms. Powers could become liable or obligated.

ARTICLE 5
Covenants of Seller Prior to Closing
5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, upon reasonable advance notice received from Buyer, Seller shall (and the Shareholders and Ms. Powers shall cause Seller to) (a) afford Buyer and its Representatives full and free access, during regular business hours, to Seller’s personnel, Facilities, Contracts, Permits, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyer with copies of all such Contracts, Permits, books and records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition of Seller.
5.2 Operation of the Business of Seller. Between the date of this Agreement and the Closing, Seller shall (and the Shareholders and Ms. Powers shall cause Seller to):
(a) conduct its business only in the Ordinary Course of Business;
(b) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use its Best Efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;
(c) obtain the approval of Buyer prior to implementing operational decisions of a material nature;
(d) otherwise report periodically to Buyer concerning the status of its business, operations and finances;
(e) make no material changes in management personnel without the prior approval of Buyer;
(f) maintain the Acquired Assets in a state of repair and condition that complies with applicable legal requirements and is consistent with the requirements and normal conduct of the Business;

(g) keep in full force and effect, without amendment, all material rights relating to the Business;
(h) materially comply with all legal requirements (including all Laws) and contractual obligations applicable to the operations of the Business;
(i) continue in full force and effect the insurance coverage maintained by the Company on the date of this Agreement;
(j) cooperate with Buyer and assist Buyer in identifying any Permits or other governmental authorizations that Buyer is required to obtain in order to operate the Business from and after the Closing Date and either transferring existing Permits or other governmental authorizations of Seller to Buyer, where permissible, or obtaining new Permits or other governmental authorizations for Buyer;
(k) upon request from time to time, execute and deliver all documents and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the transactions contemplated by this Agreement; and
(l) maintain all books and records of Seller relating to the Business in the Ordinary Course of Business.
5.3 Negative Covenant. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, and the Shareholders and Ms. Powers shall not permit Seller to, without the prior written consent of Buyer, which consent shall not be unreasonably withheld,
(a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.5(b) would be likely to occur;
(b) make any modification to any Contract;
(c) allow the levels of Inventory to vary materially from the levels customarily maintained;
(d) Except with respect to settlement of the Y&S Litigation in the manner described in Section 10.8, enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Acquired Assets, the Business or the Assumed Liabilities;
(e) merge or consolidate with any other Person, liquidate or dissolve or sell or lease all or any portion of its assets or business (and neither of the Shareholders shall sell or dispose of her or its interest in Seller), except for this Agreement and the transactions contemplated hereby;

(f) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, amend, modify or terminate any Employee Plan without the express written consent of Buyer, and except as required under the provisions of any Employee Plan, make any contributions to or with respect to any Employee Plan without the express written consent of Buyer;
(g) incur any indebtedness of any kind or nature whatsoever (including Indebtedness) outside the Ordinary Course of Business or in an amount exceeding $10,000; or
(h) take any action that would (i) result in any of the representations and warranties of the Seller, the Shareholders and Ms. Powers to not be true and correct as of the Closing Date, (ii) render Seller, either of the Shareholders or Ms. Powers unable to comply with its or her covenants or obligations hereunder, or (iii) reasonably be expected to result in a material delay in consummation of the transactions contemplated by this Agreement.
5.4 Required Approvals and Material Consents. As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Law to be made by it in order to consummate the transactions contemplated by this Agreement. Seller, each of the Shareholders and Ms. Powers also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to applicable Law, shall be required to make in connection with the transactions contemplated by this Agreement. Seller, each of the Shareholders and Ms. Powers also shall cooperate with Buyer and its Representatives in obtaining all Material Consents.
5.5 Notification. Between the date of this Agreement and the Closing, Seller, each of the Shareholders and Ms. Powers shall promptly notify Buyer in writing if any of them becomes aware of any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties. Should any such fact or condition require any change to the Schedules to this Agreement, Seller shall promptly deliver to Buyer a supplement to the applicable Schedule specifying such change. Such delivery shall not affect any rights of Buyer under Section 9.2 and Article 11. During the same period, Seller, each of the Shareholders and Ms. Powers also shall promptly notify Buyer of the occurrence of any breach of any covenant of Seller, such Shareholder or Ms. Powers in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.
5.6 No Negotiation. Until such time as this Agreement shall be terminated pursuant to Section 9.1, neither Seller, either of the Shareholders nor Ms. Powers nor their respective Representatives shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving Seller, including the sale by either of the Shareholders of her or its shares of Seller, the merger or consolidation of Seller or the sale of the Business or any of the Acquired Assets (other than in the Ordinary Course of Business). Seller, each of the Shareholders and Ms. Powers shall notify Buyer of any such inquiry or proposal within 24 hours of receipt or awareness of the same by Seller, such Shareholder or Ms. Powers.

5.7 Best Efforts. Seller, each of the Shareholders and Ms. Powers shall use their Best Efforts to cause the conditions in Article 7 and Section 8.3 to be satisfied.
5.8 Interim Financial Statements. Until the Closing Date, Seller shall deliver to Buyer within ten days after the end of each month a copy of the balance sheet and income statement for such month prepared by management of Seller in a manner and containing information consistent with Seller’s current practices and certified by Seller’s chief financial officer as to compliance with Section 3.4.
5.9 Payment of Liabilities. Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its liabilities and obligations. Buyer and Seller hereby waive compliance with all Bulk Sales Laws in connection with the transactions contemplated by this Agreement.
5.10 Bulk Sales Laws. Buyer and Seller hereby waive compliance with all Bulk Sales Laws in connection with the transactions contemplated by this Agreement.
ARTICLE 6
Covenants of Buyer Prior to Closing
6.1 Required Approvals. As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by applicable Law to be made by it to consummate the transactions contemplated by this Agreement. Buyer also shall cooperate with Seller (a) with respect to all filings Seller shall be required by applicable Law to make and (b) in obtaining all Material Consents; provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.
6.2 Best Efforts. Buyer shall use its Best Efforts to cause the conditions in Article 8 and Section 7.3 to be satisfied.

ARTICLE 7
Conditions Precedent to Buyer’s Obligation to Close
Buyer’s obligation to purchase the Acquired Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
7.1 Accuracy of Representations.
(a) All of Seller’s, the Shareholders’ and Ms. Powers’ representations and warranties in this Agreement (considered collectively), and each of the representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Schedules; and
(b) Each of the representations and warranties in Sections 3.3 and 3.5, and each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, without giving effect to any supplement to the Schedules.
7.2 Seller’s Performance. All of the covenants and obligations that Seller, the Shareholders and Ms. Powers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.
7.3 Material Consents. Each of the consents identified in Exhibit 7.3 (the “Material Consents”) shall have been obtained and shall be in full force and effect.
7.4 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, Seller or any of their respective Affiliates any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated by this Agreement, or (c) prohibiting or seeking to prevent any of the transactions contemplated by this Agreement.
7.5 Permits. Buyer shall have received such Permits as are necessary or desirable to allow Buyer to operate the Acquired Assets and the Business from and after the Closing.
7.6 Closing Deliveries. All of the deliveries required under Section 2.8(a), Section 2.8(c), Section 2.8(e) and Section 2.8(f) hereof shall have been made by Seller, the Shareholders and Ms. Powers.
7.7 No Injunction. There shall not be in effect any injunction or order judgment, decree, ruling, assessment or arbitration award of any Governmental Authority that (a) prohibits the consummation of the transactions contemplated by this Agreement and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
7.8 Sourcing Agreement. Buyer and SBDC shall have entered into the Sourcing Agreement.

ARTICLE 8
Conditions Precedent to Seller’s Obligation to Close
Seller’s obligation to sell the Acquired Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):
8.1 Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.
8.2 Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.
8.3 No Injunction. There shall not be in effect any injunction or order judgment, decree, ruling, assessment or arbitration award of any Governmental Authority that (a) prohibits the consummation of the transactions contemplated by this Agreement and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
8.4 Closing Deliveries. All of the deliveries required under Section 2.8(b) and (c) hereof have been made by Buyer.
ARTICLE 9
Termination
9.1 Termination Events. By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:
(a) by Buyer if a material breach of any provision of this Agreement has been committed by Seller, either of the Shareholders or Ms. Powers and such breach has not been waived by Buyer;
(b) by Seller if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been waived by Seller;

(c) by Buyer if any condition in Article 7 has not been satisfied as of the date specified for the Closing or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;
(d) by Seller if any condition in Article 8 has not been satisfied as of the date specified for the Closing or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller, either of the Shareholders or Ms. Powers to comply with their respective obligations under this Agreement), and Seller has not waived such condition on or before such date;
(e) by mutual consent of Buyer and Seller;
(f) by Buyer if the Closing has not occurred on or before April 30, 2011, or such later date as the parties may agree upon, unless the Buyer is in material breach of this Agreement; or
(g) by Seller if the Closing has not occurred on or before April 30, 2011, or such later date as the parties may agree upon, unless the Seller, either of the Shareholders or Ms. Powers is in material breach of this Agreement.
9.2 Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights such party may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Article 12 will survive; provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
ARTICLE 10
Additional Covenants
10.1 Noncompetition, Nonsolicitation and Nondisparagement.
(a) Noncompetition. During the Noncompetition Period, Seller, the Shareholders, Ms. Powers and their respective Affiliates shall not, anywhere in the Territory, directly or indirectly, invest in, own, manage, operate, finance, control, advise, render services to, be employed (as an employee, independent contractor, member, director manager or otherwise) by, provide financial assistance to or guarantee the obligations of any Person engaged in or to the Knowledge of Seller, the Shareholders or Ms. Powers, planning to become engaged in a Competing Business. Nothing contained herein shall preclude Seller, either of the Shareholders, Ms. Powers or any of their respective Affiliates from, in the aggregate, purchasing or otherwise acquiring up to (but not more than) 5% of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. For the avoidance of doubt, nothing in this Agreement shall be interpreted to grant Seller, either of the Shareholders, Ms. Powers or any of their respective Affiliates the right to use, directly or indirectly, any Intellectual Property Assets in connection with rendering services permitted hereby after the Closing.

(b) Nonsolicitation. During the Noncompetition Period, Seller, the Shareholders, Ms. Powers and their respective Affiliates shall not, directly or indirectly:
(i) solicit the business of any Person who was at any time prior to the Closing a customer of Seller;
(ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation (A) of Seller on the Closing Date or within the year immediately preceding the Closing Date, or (B) of Buyer after the Closing Date, to cease doing business with Buyer after the Closing Date, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or
(iii) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer (other than Seller’s outside legal counsel or outside accountants) or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.
(c) Nondisparagement. After the Closing, Seller, the Shareholders, Ms. Powers and their respective Affiliates and Buyer and Buyer’s respective Affiliates, shall not, directly or indirectly, make any false, disparaging or derogatory statements or remarks (orally, in writing, by electronic means of communication or otherwise) about the other party or any of its owners, officers, directors, employees, agents, Representatives or Affiliates. Nothing contained in this Section 10.1(c) shall apply to statements made in any arbitration or litigation proceeding arising out of this Agreement or the transactions contemplated by this Agreement.
(d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Sections 10.1(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power, and is hereby directed, to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.1 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(e) Acknowledgement. Each of Seller, the Shareholders, Ms. Powers and the Buyer acknowledges that its or her obligations under this Section 10.1 are reasonable and that the scope of the Territory is reasonable because Seller currently sells products directly or through retailers located throughout the Territory. Each of Seller, the Shareholders and Ms. Powers also acknowledges the competitive injuries likely to be sustained by Buyer if either of them were to violate the obligations in this Section 10.1. Seller, each of the Shareholders and Ms. Powers acknowledge and agree that this Section 10.1 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Business and to prevent any unfair advantage from being conferred on Seller, the Shareholders, Ms. Powers or any of their Affiliates. Each of Seller, the Shareholders and Ms. Powers further acknowledge and agree that the Noncompetition Period is reasonable in view of the legitimate interest sought to be protected by this Agreement.
(f) Equitable Relief. Each of Seller, the Shareholders and Ms. Powers acknowledge and agree that their respective obligations contained in this Section 10.1 are of special and unique character which give them a peculiar value to Buyer, and that Buyer will suffer immediate and irreparable harm to its goodwill and the Business which will not be compensable by damages alone in the event Seller, either of the Shareholders or Ms. Powers repudiates or breaches the provisions this Section 10.1, or threatens or attempts to do so. Therefore, notwithstanding anything else in this Agreement, each of Seller, the Shareholders and Ms. Powers expressly agrees that, in addition to any other rights or remedies that Buyer may have under this Agreement, whether at law or in equity or by reason of any other agreement, Buyer will be entitled to obtain a temporary, preliminary and/or permanent injunction in order to prevent or restrain any such breach by Seller, either of the Shareholders, Ms. Powers or any of their respective Affiliates.
10.2 Customer and Other Business Relationships. After the Closing, Seller, the Shareholders and Ms. Powers shall reasonably cooperate with Buyer in its efforts to continue, and maintain for the benefit of Buyer, those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, contractors, regulatory authorities, licensors, customers, suppliers and others.

10.3 Employees and Employee Benefits.
(a) Employment of Active Employees by Buyer.
(i) Seller shall terminate the employment of all Active Employees at the Closing and contemporaneously therewith, Buyer shall offer employment to all such Active Employees on substantially the terms and conditions as which they were employed by Seller immediately prior to the Closing (subject to applicable legal requirements and the terms of any employment, severance or similar agreements entered into in connection herewith, if any) (all Active Employees to whom Buyer has made an offer of employment, and who have accepted such offer of employment, collectively, the “Hired Active Employees”). Subject to applicable Law, Buyer will have reasonable access to personnel records (including performance appraisals, disciplinary actions and grievances) of Seller.
(ii) It is understood and agreed that (A) Buyer’s offers of employment to the Active Employees shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and applicable Law). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, employee benefits, other compensation or terms or conditions of employment of such employees.
(iii) Each of Seller, the Shareholders, Ms. Powers and Buyer agrees that Forms W-2 for the Hired Active Employees for the 2011 calendar year shall be prepared and filed in accordance with the “standard procedure” under Section 4 of IRS Revenue Procedure 2004-53.
(b) Salaries and Benefits.
(i) Seller shall be responsible for (A) the payment of all wages and other remuneration and/or compensation due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including any commissions and performance bonus payments earned prior to the Closing Date, (B) the payment of any termination, change in control or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA, and (C) any and all payments to employees required under the WARN Act, if applicable.

(ii) Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries under the Employee Plans.
(iii) On or prior to the Closing Date, Seller shall pay to all employees (A) all vacation time accrued through the Closing Date and (B) the safe harbor contribution and any profit sharing contribution under the Seller’s 401(k) plan for all periods prior to and through the Closing Date.
(c) No Transfer of Assets or Assumption of Seller Employee Plans. Neither Seller nor any of its Affiliates will transfer to Buyer, and Buyer does not and shall not accept or assume, any Employee Plan or any plan assets or liabilities.
(d) General Employee Provisions.
(i) Seller shall give all notices required by Law (including, the WARN Act if applicable) and take whatever other actions with respect to the plans, programs and policies described in this Section 10.3 as may be necessary to carry out the agreements described in this Section 10.3.
(ii) Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the agreements described in this Section 10.3.
(iii) If any of the agreements described in this Section 10.3 is determined by the IRS or other Governmental Authority to be prohibited by Law, Seller and Buyer shall modify such agreement to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by Law.
(iv) Seller shall provide Buyer with completed Forms I-9 and attachments with respect to all Hired Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.
(v) Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any Employee Plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

10.4 Assistance in Proceedings. Each of Seller, the Shareholders and Ms. Powers shall reasonably cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Litigation involving or relating to (a) the transaction contemplated hereby, or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or the Business.
10.5 Taxes.
(a) Pre-Closing Income Taxes. Seller, the Shareholders and Ms. Powers shall make, or have made, all federal, state, local and foreign filings with respect to income Taxes of Seller, the Shareholders and Ms. Powers for the Business and the Acquired Assets for any Tax period (or portion thereof) ending on or before the Closing Date. All liabilities of Seller, the Shareholders and Ms. Powers with respect to income Taxes under federal, state, local and foreign income Tax laws attributable to the operations of the Business and the Acquired Assets through the Closing Date shall be borne by Seller, the Shareholders and Ms. Powers, and any refunds or credits or rights to refunds or credits with respect thereto shall be the property of Seller, the Shareholders and Ms. Powers, as applicable.
(b) Other Pre-Closing Taxes. All Tax liabilities of Seller (other than income Taxes) attributable to the Business or the Acquired Assets for Tax periods (or portions thereof) ending on or prior to the Closing Date shall be borne by Seller.
(c) Post-Closing Taxes. All Taxes attributable to the Business or the Acquired Assets for Tax periods (or portions thereof) beginning after the Closing Date shall be the responsibility of Buyer, and any refunds or credits or rights to refunds or credits with respect thereto shall be Buyer’s.
(d) Straddle Periods. All real property Taxes, personal property Taxes and similar ad valorem obligations with respect to the Business or the Acquired Assets for a Tax period that includes (but does not end on) the Closing Date, whether such Taxes are payable to a Governmental Authority, a landlord or other third party, shall be apportioned between Buyer and Seller as of the Closing Date based upon, respectively, the number of calendar days in the portion of such Tax period ending on the Closing Date and the number of calendar days in the portion of such Tax period commencing after the Closing Date. If the Closing occurs before the Tax rate is fixed for the then current Tax period, the proration of the corresponding Taxes shall be on the basis of the Tax rate for the last preceding Tax period applied to the latest assessed valuation. Buyer shall be responsible for filing all Tax Returns relating to such Taxes with respect to the Business and the Acquired Assets required to be filed after the Closing Date. For any such Tax Return relating to a Tax period that begins on or prior to, and ends after, the Closing Date, Buyer shall provide such Tax Return to the Seller at least 30 days prior to the date on which such Tax Return is required to be filed (but in no event earlier than 30 days after the Closing Date), for Seller’s review and comment. Seller shall have ten days to review and comment on any such Tax Return, which comments Buyer shall take into consideration in its sole discretion. Buyer shall provide such Tax Returns to the Seller at least ten business days prior to the date on which any such Tax Return is required to be filed, for Seller’s review and comment. Seller shall have five business days to review and comment on any such Tax Return, which comments Buyer shall take into consideration in its sole discretion.

(e) Reimbursements. If either Seller (or an affiliate of Seller) or Buyer (or an affiliate of Buyer) pays, in good faith, any Taxes to be borne by the other party under this Section 10.5, the other party shall promptly reimburse Seller or Buyer, as applicable, for the Taxes paid. If, in preparing Tax Returns or payments after the Closing, it appears to Buyer that Seller will be asked to pay additional Taxes, Buyer shall so notify Seller, and provide Seller a reasonable opportunity to review and comment upon any related Tax Returns prior to filing them and paying the Tax. If either party receives any refunds or credits which are the property of the other party under this Section 10.5, such party shall promptly pay the amount of such refunds or credits to the other party.
(f) Pre-Closing Tax Returns. All Tax Returns prepared and filed by Seller relating to Tax liabilities attributable to the Business or the Acquired Assets for Tax periods (or portions thereof) ending on or prior to the Closing Date shall be prepared and timely filed in a manner that is consistent with prior practice of Seller (including, without limitation, with respect to the jurisdictions in which such Tax Returns are filed). With respect to any such Tax Return that is due prior to the Closing Date, Seller shall deliver drafts of such Tax Return to the Buyer no later than 15 days prior to the date (including extensions) on which such Tax Return is so filed.
(g) Prior to the Closing:
(i) Seller shall (A) reserve properly (and reflect such reserve in its books and records and financial statements), in accordance with the past practices of Seller and in the ordinary course of business, for all Taxes payable by Seller for which no Tax Return is due prior to the Closing Date, and (B) notify promptly Buyer of any United States federal, state, local or foreign suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) pending against or with respect to Seller, including (without limitation) Tax liabilities and refund claims, and shall not settle or compromise any such Action without Buyer’s consent; and
(ii) Seller shall not, without the prior written consent of Buyer, make or revoke any Tax elections or, except as required by law or GAAP, change any accounting principles or practices used by Seller, or reverse any accruals with respect to Taxes of Seller, file any amended Tax Return, settle or compromise any Tax liability, waive any statutes of limitations with respect to Taxes or agree to any extension of time with respect to any Tax assessment or deficiency.

(h) Transfer Taxes and Conveyance Fees. Notwithstanding any other provision of this Agreement, all transfer, documentary, sales, use, stamp, registration, value-added, and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement and which are imposed upon the owners or sellers of assets shall be paid by Seller, each of the Shareholders and Ms. Powers when due. Seller and each of the Shareholders and Ms. Powers shall, at their expense, file all necessary Tax Returns with respect to such Taxes, fees and charges.
(i) Cooperation. The parties agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local and foreign Tax Returns and Tax elections with respect to Seller, the Acquired Assets and the Business. Buyer shall make available to Seller and its representatives, on at least three days’ prior written notice, all records and materials reasonably required by them to pursue or contest any Tax matters and shall provide reasonable cooperation to Seller in such case, including having personnel of the Business provide reasonable assistance to Seller. Seller, each of the Shareholders and Ms. Powers shall make available to Buyer and its representatives, on at least three days’ prior written notice, those records and materials reasonably required by them to prepare, pursue or contest any Tax matters arising after the Closing which have factual reference to the pre-Closing periods.
10.6 Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish (or cause to be furnished) upon request to each other such further information; (b) execute and deliver (or cause to be executed and delivered) to each other, and file (or cause to be filed) where appropriate, such other documents (including, without limitation, foreign Intellectual Property Asset assignments); and (c) do (or cause to be done) such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement. Further, Seller shall promptly (and in all cases within ten days of receipt) transfer to Buyer (in the form received) any proceeds of accounts receivable that constitute any of the Acquired Assets.
10.7 Name Change. Contemporaneously with the Closing, Seller shall (and each of the Shareholders and Ms. Powers shall cause Seller to) change its corporate name (and any and all fictitious, trade name or assumed name filings) so that they no longer include “baggallini” or any derivative thereof; and, after the Closing Seller, the Shareholders and Ms. Powers shall not, directly or indirectly, use any such names, or any derivative thereof, in any trade or business.

10.8. Y & S Litigation. Notwithstanding anything to the contrary contained herein, after Closing the Seller, at its sole cost and expense, shall retain total responsibility for the Y & S litigation described in Schedules 3.13(a) and 3.19(d) (the “Y & S Litigation”). However, Seller shall not enter into any compromise or settlement of such litigation without the prior written consent of Buyer, which, with respect to the defendant’s or Buyers’ rights or obligations after Closing, or affecting the Acquired Assets in any manner after Closing, may be withheld in Buyers’ sole discretion, but which otherwise shall not be unreasonably withheld.
10.9 Opposition to China Trademark Filing. Seller has filed an opposition to the People’s Republic of China trademark application filed by Huizhou Depth Information Service Development Limited Company for the mark “BAGGALLINI” in Int. Class 25 (the “Opposition Filing”). Following the Closing, Buyer, at its sole cost and expense, shall assume responsibility for all further actions taken with respect to the Opposition Filing. Buyer understands and agrees that after Closing Seller will have no further responsibility with respect to the Opposition Filing.
ARTICLE 11
Indemnification and Remedies
11.1 Indemnification and Reimbursement by Seller, the Shareholders and Ms. Powers. Subject to Sections 11.3 and 11.4 below, Seller, each of the Shareholders and Ms. Powers shall, jointly and severally, indemnify and hold harmless Buyer, and its Representatives, subsidiaries and Affiliates (collectively, the “Buyer Indemnified Persons”) from and against, and will reimburse the Buyer Indemnified Persons for, any and all losses, liabilities, claims, damages, obligations, awards, judgments, settlements, penalties, costs and expenses (including costs of investigation and defense and reasonable expert, accounting and attorneys’ fees, costs and expenses), whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:
(a) any inaccuracy or breach of any representation or warranty made by Seller, either of the Shareholders or Ms. Powers in (i) this Agreement, (ii) the Schedules, or (iii) any Ancillary Document (and without giving effect to any supplement to a Schedule);
(b) any default or breach of any covenant or obligation of Seller in this Agreement or any Ancillary Document;
(c) any default or breach of any covenant or obligation of either of the Shareholders or Ms. Powers in this Agreement or any Ancillary Document;
(d) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller, either of the Shareholders, Ms. Powers and/or their respective Affiliates (or any Person acting on their behalf) in connection with the transactions contemplated hereby;

(e) any noncompliance with any fraudulent transfer or Bulk Sales Law in respect of the transactions contemplated hereby;
(f) any Litigation listed or required to be listed in Schedule 3.13(a) and the Y & S Litigation described in Section 10.8;
(g) the Excluded Assets or any Excluded Liabilities;
(h) any liability arising out of the ownership or operation of the Acquired Assets prior to the Closing Date (including any Liens) other than the Assumed Liabilities;
(i) any Product Liability Claim;
(j) any Customer Claim;
(k) any Taxes of the Seller, either of the Shareholders or Ms. Powers resulting from the consummation of the transactions contemplated hereby;
(l) any Employee Plan established or maintained by Seller; and
(m) any violation or alleged breach by Seller, both or either of the Shareholders or Ms. Powers of Section 10.1.
11.2 Indemnification and Reimbursement by Buyer. Buyer will indemnify and hold harmless each of the Shareholders, Ms. Powers and Seller and Seller’s Representatives, subsidiaries and Affiliates (collectively, the “Seller Indemnified Persons”), and will reimburse the Seller Indemnified Persons, for any Damages arising from or in connection with:
(a) any inaccuracy or breach of any representation or warranty made by Buyer in this Agreement or in any Ancillary Document;
(b) any default or breach of any covenant or obligation of Buyer in this Agreement or in any Ancillary Document;
(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with the transactions contemplated hereby;
(d) the Assumed Liabilities arising subsequent to the Closing Date; and
(e) any liability arising out of the ownership or operation of the Acquired Assets and the Business from and after the Closing.

11.3 Survival. All representations, warranties, covenants, agreements and obligations in this Agreement, the Schedules, the certificates delivered pursuant Section 2.8 and any other Ancillary Document shall survive the Closing and be enforceable against the party making the same, for the following time periods:
(a) All covenants, agreements and obligations shall survive the Closing and expire in accordance with their respective terms.
(b) All representations and warranties set forth in Article 3 and Article 4 hereof shall survive until the expiration of 18 months following the Closing Date, other than (i) any representation or warranty made pursuant to Sections 3.1 (organization; capitalization), 3.2 (authorization), 3.3 (validity), 3.4 (noncontravention), 3.7(b) (title), 3.21 (brokers), which shall survive indefinitely and (ii) any representation or warranty made pursuant to Section 3.9 (taxes), which shall survive for a period of three months after the expiration of the applicable statute of limitations. For the avoidance of doubt, the reference above to “title” in Section 3.7(b) is not intended to refer to intellectual property infringement.
11.4 Basket and Cap.
(a) Seller, the Shareholders and Ms. Powers shall not have any liability or obligation to indemnify or reimburse the Buyer Indemnified Persons under Section 11.1(a) (inaccuracy or breaches of representations and warranties), unless and until the aggregate amount of Damages incurred as a result thereof exceeds $100,000 (the “Seller’s Basket”), and once such Damages exceed the Seller’s Basket, Seller, the Shareholders and Ms. Powers shall have liability for all such Damages, including the first $100,000, up to a maximum aggregate amount of $11,000,000 (the “Cap Amount”).
(b) Notwithstanding the foregoing, (i) the Seller’s Basket shall only apply to claims for inaccuracies or breaches of representations and warranties under Section 11.1(a) and shall not apply to (A) any other indemnification obligations of Seller, the Shareholders and Ms. Powers under this Article 11, or (B) any claims for fraud, any claim related to Taxes or any claim for breach of the representations and warranties identified in Section 11.3(b)(i), and (ii) the Cap Amount shall not apply to any claims for fraud, any claim related to Taxes or any claim for breach of the representations and warranties identified in Section 11.3(b)(i).
11.5 Third-Party Claims.
(a) Promptly after receipt by a Person entitled to indemnity under Sections 11.1 or 11.2 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.5(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim or, alternatively, it may assume the defense of such Third-Party Claim with counsel satisfactory to both parties (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim). After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.
(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which consent may not be unreasonably conditioned, withheld or delayed).

(d) With respect to any Third-Party Claim subject to indemnification under this Article 11 (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Litigation at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties shall (each at its own expense) render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.
(e) With respect to any Third-Party Claim subject to indemnification under this Article 11 the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, (i) each party will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.
11.6 Other Claims. A claim for indemnification or reimbursement for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought. Notwithstanding anything contained in this Agreement, the Schedules, or any Ancillary Document to the contrary, in no event shall Seller, either of the Shareholders, Ms. Powers or Buyer be liable for (a) any special, incidental, indirect or consequential damages that in each case are not reasonably foreseeable as of the date of this Agreement, or (b) any exemplary or punitive damages (other than exemplary or punitive damages awarded in connection with a claim of fraud or a Third-Party Claim for which a party is liable for indemnification therefor).
11.7 Escrow. Any payment that Seller, either of the Shareholders or Ms. Powers is obligated to make to any Buyer Indemnified Party under this Article 11 shall be paid first, to the extent there are sufficient funds in the Escrow Fund, by release of funds to the Buyer Indemnified Persons from the Escrow Fund by the Escrow Agent in accordance with the terms of the Escrow Agreement and, second, to the extent there are insufficient funds in the Escrow Fund to pay any remaining sums due, the Seller, the Shareholders and Ms. Powers, to the extent obligated under this Article 11, shall be required to pay all or such additional sums due and owing to the Buyer Indemnified Persons by wire transfer of immediately available funds within five business days after the date of such notice. On the Expiration Date (as defined in the Escrow Agreement), the Escrow Agent shall release the remaining funds in the Escrow Fund (after making all deductions for fees and other amounts provided for in the Escrow Agreement) as provided in the Escrow Agreement, except that the Escrow Agent shall retain an amount (up to the total amount then held in the Escrow Fund) equal to the amount of claims for indemnification under this Article 11 asserted prior to such Expiration Date but not yet resolved. The amount of the funds in the Escrow Fund retained for such unresolved claims shall be released by the Escrow Agent (to the extent not utilized to pay the Buyer Indemnified Parties for any such claims resolved in their favor) upon their resolution in accordance with this Article 11 and the terms of the Escrow Agreement.

11.8 Procedures for Resolving Indemnification Claims.
(a) So long as the Escrow Agreement is in effect, all claims by a Buyer Indemnified Person under this Article 11 (other than claims brought under Section 2.4 of this Agreement or claims against Seller, either of the Shareholders or Ms. Powers resulting from a violation or alleged breach of Section 10.1, which claims shall be made directly to such Shareholder or Shareholders or Ms. Powers) must first be submitted to the Escrow Agent and, if disputed, resolved in accordance with the terms of the Escrow Agreement.
(b) If any Pending Claim (as defined in the Escrow Agreement) involves an amount in excess of the funds then remaining available for payment of claims in the Escrow Fund, the entire Pending Claim, including the amount in excess of such remaining funds, shall be arbitrated by the same arbitrator or panel of arbitrators and in accordance with the same requirements set forth in Section 4 of the Escrow Agreement. In the event a claim for indemnification is asserted under this Article 11 by Seller or Buyer after the Escrow Agreement is no longer in effect, and such claim for indemnification is not resolved by the parties to such claim within 20 days following delivery of the claim of indemnification, such claim for indemnification shall be resolved, as between Buyer and Seller, in accordance with the same dispute resolution procedures as are set forth in Section 4(b) of the Escrow Agreement. Any such claim for indemnification shall be resolved by final and binding arbitration to be conducted by JAMS in accordance with the then-current JAMS Comprehensive Arbitration Rules and Procedures, or, if applicable, the Streamlined Arbitration Rules and Procedures, as applicable (the “Rules”). The arbitration shall take place in Columbus, Ohio. Such arbitration shall be before a single arbitrator unless the claim or claims exceeds $500,000, in which case the dispute shall be heard and determined by three arbitrators. In the event of a claim requiring a panel of three arbitrators, Buyer and Seller shall each select one arbitrator and the two arbitrators so selected shall select a third arbitrator. The procedures and law applicable during the arbitration of a Pending Claim shall be both the Rules and the internal laws of the State of Ohio excluding, and without regard to, its or any other jurisdiction’s rules concerning any conflict of laws. The arbitrator or panel of arbitrators, as the case may be, shall have the power to order injunctive relief or provide further equitable remedies. It is expressly agreed that the arbitrator or arbitrators in any such arbitration proceeding shall have no authority to award to any party any punitive, exemplary, treble or consequential damages of any type under any circumstances, regardless of whether such damages may be available under law, the parties hereby waiving their rights, if any, to recover such damages in connection with such arbitration proceeding. Nothing in this paragraph shall prevent the party from seeking injunctive relief before any court having jurisdiction over the matter, and any claim by the Buyer against Seller, either of the Shareholders or Ms. Powers for a breach, or threatened breach, of Section 10.1 shall not be limited to arbitration and Buyer may seek any and all remedies, whether in law or equity, as may be available to it.

11.9 Exclusive Remedy. The parties to this Agreement agree that, in the absence of fraud (in which event any affected party shall have all remedies available at law), the indemnification provisions in this Article 11 shall be the exclusive remedy of the parties with respect to any claims arising out of this Agreement; provided, however, that in the event of a breach, or threatened breach, by Seller, either or both of the Shareholders or Ms. Powers of Section 10.1, Buyer shall not be limited to indemnification under this Article 11 and may seek any and all remedies, whether in law or equity, as may be available to it.
11.10 Indemnity Payment Characterization. All indemnification payments under this Agreement shall be deemed adjustments to the Purchase Price.
11.11 Concept of Indemnity. For the avoidance of doubt, the concept of “indemnity” as used in this Article 11 is intended to include, among others, claims between or among the parties to this Agreement and not involving any other Person, as well as third-party claims. For purposes of quantifying Damages under this Article 11 (but not for determining whether any representation or warranty has been breached or is inaccurate) any representation or warranty that is qualified in scope as to materiality shall be deemed to be made or given without such qualification.
ARTICLE 12
General Provisions
12.1 Expenses.
(a) Except as otherwise specifically provided herein, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its Representatives. Buyer will pay one-half and Seller, the Shareholders and or Ms. Powers will pay one-half of the fees and expenses of the Escrow Agent under the Escrow Agreement.
(b) In any litigation or arbitration between the parties regarding this Agreement, the losing party shall pay to the prevailing party all reasonable expenses and court costs, including, without limitation, reasonable attorneys’ fees and costs, incurred by the prevailing party. A party shall be considered the prevailing party if (i) it initiated the litigation and obtains substantially all of the relief or remedy it sought, either through a judgment or the losing party’s voluntary action, (ii) the other party withdraws its action without substantially obtaining the relief or remedy it sought, or (iii) it did not initiate the litigation and judgment is entered for either party, but without substantially granting the relief or remedy sought by the initiating party.

12.2 Confidentiality. From and after the Closing, Seller, the Shareholders and Ms. Powers shall, and shall cause their respective Affiliates, directors, officers, agents and Representatives to, maintain in confidence all Confidential Information and shall not use any Confidential Information for any purpose or to the detriment of Buyer or the Business.
12.3 Public Announcements. All general notices, releases, statements and communications to employees, suppliers and customers of the Business and to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as may be agreed upon by Buyer and Seller in writing; provided, however, that any party shall be entitled to make a public announcement of the transaction if, in the opinion of its legal counsel, such announcement is required in order to comply with any Law or any rule or regulation of any securities exchange or securities quotation system and such party shall, to the extent practicable, consult with the other parties with respect to such announcement and give reasonable prior written notice of its intent to issue such announcement.
12.4 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or Person as a party may designate by notice to the other parties):

Seller:	baggallini, Inc. 1887 SE Milport Road Milwaukie, Oregon 97222-7304 Attention: Ms. Dixie Powers Phone: (503) 638-8048 Fax: (503) 638-0185

with a copy to (which shall not constitute notice):	John A. Magliana, Jr. Attorney & Counselor 3600 Lakeview Blvd., Suite 200 Lake Oswego, Oregon 97035 Phone: (503) 784-3767 Fax: (503) 699-7373

Ms. Powers (individually or as Trustee of the Trust):	Ms. Dixie B. Powers 1445 SE Columbia Way Vancouver, Washington 98661-3818 Phone: (360) 828-8312

with a copy to (which shall not constitute notice):	Mr. Andrew Ognall Lane Powell 601 Southwest 2nd Avenue #2100 Portland, Oregon 97204 Phone: (503) 778-2169 Fax: (503) 778-2200

Ms. Simmons:	Elizabeth Ann Simmons 1023 Palm Cove Court Galveston, Texas 77554 Phone: (503) 703 -4346

Buyer:	Barry Holding Co. 13405 Yarmouth Road, NW Pickerington, Ohio 43147 Attention: Jose Ibarra, Chief Financial Officer Phone: (614) 864-6400 Fax: (614) 866-9787

with a copy to (which shall not constitute notice):	Vorys, Sater, Seymour and Pease LLP 221 East Fourth Street Suite 2000, Atrium Two Cincinnati, Ohio 45202 Phone: (513) 723-4091 Fax: (513) 852-8490 Attention: Roger E. Lautzenhiser
12.5 Enforcement of Agreement. Each of Seller, the Shareholders and Ms. Powers acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of Section 10.1 are not performed in accordance with their specific terms and that any default or breach of such sections by Seller, either of the Shareholders or Ms. Powers could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent defaults, breaches or threatened defaults or breaches of Section 10.1.
12.6 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the party granting such waiver or renunciation, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties or their respective Affiliates with respect to its subject matter (including the Letter of Intent and the Confidentiality Agreement, each of which is hereby terminated and no longer in force or effect) and constitutes (along with the Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.
12.8 Schedules.
(a) The information in the Schedules constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller, the Shareholders and Ms. Powers as set forth in this Agreement, or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Schedules, the statements in this Agreement will control.
(b) The statements in the Schedules relate only to the provisions in the section of this Agreement to which they expressly relate and not to any other provision in this Agreement, except to the extent the application thereof to another section is reasonably apparent from the face of the disclosure or is otherwise provided in the Agreement or any other Ancillary Document.
12.9 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may, without the prior written consent of the other parties assign its rights hereunder (in whole or in part) to R. G. Barry Corporation or one or more subsidiaries or other Affiliates. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.9 or as otherwise provided in Article 11 with respect to Indemnified Persons.

12.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
12.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
12.12 Governing Law. This Agreement will be governed by and construed under the laws of the State of Ohio without regard to conflicts-of-laws principles that would require the application of any other Law.
12.13 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.
12.14 Shareholder Obligations. The liability of the Shareholders, Ms. Powers and the Seller hereunder shall be joint and several. Where in this Agreement provision is made for any action to be taken or not taken by Seller, each of the Shareholders and Ms. Powers undertakes to cause Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, the Shareholders and Ms. Powers shall be jointly and severally liable with Seller for the indemnities set forth in Article 11.
12.15 Jurisdiction; Service of Process. Except for any arbitration brought by the parties pursuant to Article 11, any Proceeding arising out of or relating to this agreement or any transaction contemplated by this Agreement (including any claim for injunctive relief under Section 10.1) shall be brought in the Ohio state courts located in Franklin County, Ohio or in the United States District Court for the Southern District of Ohio, Eastern Division and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any transaction contemplated by this Agreement in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER:	BUYER:

baggallini, Inc.	Barry Holding Co.

By:	By:

Printed:	Printed:
Title:	Title:

Ms. Powers:	Ms. Simmons:

Dixie B. Powers	Elizabeth Ann Simmons

Trust:

Dixie B. Powers, Trustee of the
Dixie Balch Powers Revocable
Living Trust